Exhibit 10

U.S. $1,200,000,000

FIVE YEAR CREDIT AGREEMENT

Dated as of September 12, 2012

Among

PPG INDUSTRIES, INC.

as Borrower

and

THE OTHER BORROWERS PARTY HERETO

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

BNP PARIBAS,

CITIGROUP GLOBAL MARKETS INC. and

PNC BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

and

J.P. MORGAN SECURITIES LLC,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

BNP PARIBAS SECURITIES CORP.

CITIGROUP GLOBAL MARKETS INC. and

PNC CAPITAL MARKETS LLC

as Co-Lead Arrangers and Co-Bookrunners

and

THE BANK OF NEW YORK MELLON,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

HSBC BANK USA, NATIONAL ASSOCIATION,

INTESA SANPAOLO S.P.A., NEW YORK BRANCH,

THE ROYAL BANK OF SCOTLAND PLC,

SOCIÉTÉ GÉNÉRALE,

SUMITOMO MITSUI BANKING CORPORATION,

TD BANK, N.A. and

WELLS FARGO BANK, N.A.

as Co-Documentation Agents

ii

Schedules

Schedule I	-	List of Pre-Approved Designated Subsidiaries

Exhibits

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Competitive Bid Note
Exhibit B-1	-	Form of Notice of Revolving Credit Borrowing
Exhibit B-2	-	Form of Notice of Competitive Bid Borrowing
Exhibit B-3	-	Form of Designation of Existing Letters of Credit
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Designation Letter
Exhibit E-1	-	Form of Opinion of Counsel for PPG
Exhibit E-2	-	Form of Opinion of K&L Gates LLP
Exhibit E-3	-	Form of Opinion of Special Counsel for a Designated Subsidiary

iii

FIVE YEAR CREDIT AGREEMENT

Dated as of September 12, 2012

PPG INDUSTRIES, INC., a Pennsylvania corporation (“PPG”), each Subsidiary of PPG who becomes a borrower hereunder pursuant to Section 9.14 (each, a “Borrower” and, collectively with PPG, the “Borrowers”) the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent for the Lenders, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. (“BTMU”), BNP PARIBAS, CITIGROUP GLOBAL MARKETS INC. (“Citi”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as syndication agents, and J.P. MORGAN SECURITIES LLC, BTMU, BNP PARIBAS SECURITIES CORP., CITI and PNC CAPITAL MARKETS LLC, as co-lead arrangers and co-bookrunners, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Commitment Lender” means (a) a Lender or (b) any other Person, in each case that agrees to provide a Commitment or (in the case of a Lender) agrees to increase the amount of its Commitment, in each case pursuant to Section 2.05(b) or 2.05(c), with the consent of the Administrative Agent, each Issuing Lender and the Swing Line Bank (such consent in each case not to be unreasonably withheld).

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Revolving Credit Advance, a Swing Line Advance or a Competitive Bid Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Administrative Agent maintained by the Administrative Agent at JPMCB at its office at 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, Delaware 19713-2107, Account No. 323226329, Attention: Loan & Agency Group, (b) in the case of Advances denominated in Euro, the account of the Administrative Agent maintained by the Administrative Agent at J.P. Morgan AG, Frankfurt, SWIFT CHASDEFX, Favour: J.P. Morgan Europe Limited, SWIFT CHASGB22, Account No. DE93501108006001600037, and (c) in any such case, such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to the Borrowers and the Lenders for such purpose.

“Applicable Lending Office” means, with respect to any Advance made or to be made by any Lender to any Borrower, any domestic or foreign branch or Affiliate of such Lender selected by such Lender at its option to make such Advance; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Advance in accordance with the terms of this Agreement.

“Applicable Margin” means (a) in the case of Base Rate Advances, a rate per annum equal to the Applicable Margin for a Eurocurrency Rate Advance under clause (b) of this definition minus 1% (but in no event less than zero) and (b) in the case of Eurocurrency Rate Advances, a rate per annum equal to the CDS Spread; provided that the Applicable Margin for Eurocurrency Rate Advances shall in no event be less than the relevant Applicable Margin Floor for Eurocurrency Rate Advances or greater than the relevant Applicable Margin Cap for Eurocurrency Rate Advances.

“Applicable Margin Cap for Eurocurrency Rate Advances” and “Applicable Margin Floor for Eurocurrency Rate Advances” shall be determined for any date by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin Floor for Eurocurrency Rate Advances	Applicable Margin Cap for Eurocurrency Rate Advances	Commitment Fee
> A/A2	0.300%	1.000%	0.080%
A-/A3	0.400%	1.350%	0.100%
BBB+/Baa1	0.500%	1.500%	0.125%
BBB/Baa2	0.600%	1.650%	0.150%
BBB-/Baa3	0.700%	1.800%	0.175%
<BBB-/Baa3	0.850%	2.100%	0.225%

“Approved Fund” means any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC, BTMU, BNP Paribas Securities Corp., Citi and PNC Capital Markets LLC, each in its capacity as a co-lead arranger and co-bookrunner hereunder.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent and PPG, PPG’s consent not to be unreasonably withheld or delayed.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or the exercise of control over such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm its obligations hereunder.

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(h) or 6.01(i) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the LIBO Rate that would apply to a one-month Interest Period starting on such day plus 1% and (c) the Federal Funds Rate for such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate, the LIBO Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate, the LIBO Rate or the Federal Funds Rate, as the case may be.

“Base Rate Advance” means a Revolving Credit Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Borrowers” has the meaning specified in the introductory paragraph hereof.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Competitive Bid Borrowing.

“BTMU” has the meaning specified in the introductory paragraph hereof.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, LIBO Rate Advances or EURIBOR Advances, on which dealings are carried on in the London interbank market and banks are open for business in London (or, in the case of an Advance denominated in Euro, on which TARGET is open).

“CDS Spread” means, at any time, the credit default swap mid-rate spread of PPG interpolated to the Termination Date (as the Termination Date may be extended pursuant to Section 2.05(c)) or, if the Termination Date (as so extended pursuant to Section 2.05(c), as applicable) is less than one year from the date of determination, the one-year credit default mid-rate spread of PPG (in each case, as provided by Markit Group Limited). The CDS Spread will be (a) obtained by the Administrative Agent and (b) set on the following dates: (i) in the case of Base Rate Advances, on the Effective Date and thereafter quarterly on the last Business Day of each March, June, September and December and (ii) in the case of Eurocurrency Rate Advances for each Interest Period applicable thereto, the date the LIBO Rate for such Advances for such Interest Period is set and, for any Eurocurrency Rate Advances with an Interest Period of longer than three months, at the end of each successive three-month period after the first day of such Interest Period (in each case, based upon the CDS Spread quote received for the immediately preceding Business Day). If the CDS Spread is not available, PPG and the Lenders agree to negotiate in good faith to agree on an alternative method for establishing the Applicable Margin, provided that until the earlier of (x) the time at which such an alternative method is agreed or (y) 30 days after the date on which the CDS Spread became unavailable, the Applicable Margin shall be based on the then most recently available CDS Spread. If no such alternative method is agreed upon and so long as the CDS Spread remains unavailable, the Applicable Margin shall be determined by reference to the Applicable Margin Cap for Eurocurrency Rate Advances.

“Change in Law” the occurrence, after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by any Person controlling such Lender or such Issuing Lender, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority made or issued after such date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Citi” has the meaning specified in the introductory paragraph hereof.

“Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on the signature pages hereof or (b) if such Lender has entered into any Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d), as such amount may be terminated, reduced, increased or extended pursuant to Section 2.05.

“Competitive Bid Advance” means an advance by a Lender to any Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.03 and refers to a Fixed Rate Dollar Advance, a Fixed Rate Euro Advance, a EURIBOR Advance or a LIBO Rate Advance.

“Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.03.

“Competitive Bid Note” means a promissory note of any Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.

“Confidential Information” means any and all information and data of PPG and any of PPG’s Subsidiaries that is furnished or otherwise becomes known to any Issuing Lender, the Administrative Agent or any Lender, but does not include any such information that is or becomes generally available to the public (other than as a result of the disclosure thereof by any Issuing Lender, the Administrative Agent or any Lender, or any successor or assignee thereof) or that is or becomes available to such Issuing Lender, the Administrative Agent or such Lender from a source other than PPG that is under no duty or obligation to keep such information or data confidential.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Subsidiaries” means the subsidiaries of PPG whose accounts are consolidated with the accounts of PPG in PPG’s consolidated financial statements prepared in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.08, 2.09 or 2.12.

“Credit Party” means the Administrative Agent, any Issuing Lender, the Swing Line Bank or any Lender.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances, unless such Lender has notified the Administrative Agent in writing within such period that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) fund any portion of its participations in Letters of Credit or Swing Line Advances or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is a result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified PPG or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, the Swing Line Bank or an Issuing Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such requesting party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event.

“Designated Subsidiary” means any Wholly-owned Restricted Subsidiary designated after the date of this Agreement for borrowing privileges hereunder pursuant to Section 9.14.

“Designation of Existing Letter of Credit” has the meaning specified in Section 2.18(l).

“Designation Letter” means a letter entered into by a Designated Subsidiary, PPG and the Administrative Agent, in substantially the form of Exhibit D hereto, pursuant to which such Designated Subsidiary shall become a Borrower hereunder in accordance with Section 9.14.

“Disclosed Matters” means the actions, suits and proceedings disclosed or otherwise described in PPG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 or Quarterly Report on Form 10-Q for the three-month period ended June 30, 2012.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person approved by (a) the Administrative Agent, (b) each Issuing Lender, (c) the Swing Line Bank and (d) unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07 or unless such Person is a Lender, an Affiliate of the assigning Lender or an Approved Fund, PPG, each such approval referred to in clauses (a), (b), (c) and (d) above not to be unreasonably withheld or delayed; provided, however, that (i) if PPG does not respond to a request to consent for any such approval required by it on or before the fifth Business Day following such request, it shall be deemed to have granted such approval and (ii) neither PPG nor an Affiliate of PPG shall qualify as an Eligible Assignee.

“EMU Legislation” means legislation enacted by the European Union’s Economic and Monetary Union.

“Equivalent” in Dollars of Euro on any date means the equivalent in Dollars of Euro determined by using the quoted spot rate at which the Administrative Agent’s principal office in London offers to exchange Dollars for Euro in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in Euro of Dollars means the equivalent in Euro of Dollars determined by using the quoted spot rate at which the Administrative Agent’s principal office in London offers to exchange Euro for Dollars in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which PPG is a member and which is treated as a single employer under Section 414 of the Internal Revenue Code.

“EURIBO Rate” means, for the Interest Period for any Eurocurrency Rate Advance denominated in Euro or for any EURIBOR Advances, the rate appearing on the Screen at approximately 11:00 A.M. (London time) two Business Days, prior to the commencement of such Interest Period as the Banking Federation of the European Union EURIBOR for deposits in Euro with a maturity comparable to such Interest Period. In the event that such rate for Euro is not available on the Screen at such time for any reason, then the EURIBOR for such Interest Period shall be the rate at which deposits in Euro in the approximately equivalent amount of €5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the European interbank market at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period.

“EURIBOR Advance” means a Competitive Bid Advance denominated in Euro and bearing interest based on the EURIBO Rate.

“Euro” and the “€” sign each means the lawful currency of the European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time and as referred to in EMU Legislation.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means (a) with respect to any Interest Period for Eurocurrency Rate Advances denominated in Dollars, an interest rate per annum equal to the rate per annum obtained by dividing (i) the LIBO Rate for such Interest Period by (ii) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period and (b) with respect to any Interest Period for Eurocurrency Rate Advances denominated in Euro, an interest rate per annum equal to the rate per annum obtained by dividing (i) EURIBOR for such Interest Period by (ii) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period.

“Eurocurrency Rate Advance” means a Revolving Credit Advance denominated in Dollars or Euro that bears interest as provided in Section 2.07(a)(iii).

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances, LIBO Rate Advances or EURIBOR Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances, LIBO Rate Advances or EURIBOR Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Credit Agreement” means the Three Year Credit Agreement dated as of August 2, 2010 among PPG, certain lenders and JPMorgan Chase Bank, as administrative agent thereunder, as amended and in effect immediately prior to the effectiveness of this Agreement.

“Existing Letter of Credit” has the meaning specified in Section 2.18(l).

“Extended Commitment” has the meaning specified in Section 2.05(c).

“Extended Termination Date” means September 12, 2018 (or, if such date is not a Business Day, the immediately preceding Business Day).

“Extending Lender” has the meaning specified in Section 2.05(c).

“Extension” has the meaning specified in Section 2.05(c).

“Extension Effective Date” has the meaning specified in Section 2.05(c).

“Extension Request” has the meaning specified in Section 2.05(c).

“Federal Bankruptcy Code” has the meaning specified in Section 2.18(k).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fixed Rate Dollar Advance” means a Competitive Bid Advance denominated in Dollars and bearing interest at a fixed rate per annum specified by the Lender making such Fixed Rate Dollar Advance in its offer relating thereto.

“Fixed Rate Euro Advance” means a Competitive Bid Advance denominated in Euro and bearing interest at a fixed rate per annum specified by the Lender making such Fixed Rate Euro Advance in its offer relating thereto.

“Funded Debt” means all Indebtedness for money borrowed which by its terms matures at or is extendable or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Indebtedness.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 9.07(h).

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person, whether directly or indirectly, and including any obligation of such Person, direct or indirect, to purchase or pay such Indebtedness or to purchase any security for the payment of such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Incumbent Board” has the meaning specified in Section 6.01(g).

“Indebtedness” of any Person at any time means, without duplication, (a) all obligations for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, and all capital lease obligations which, in each case in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person and (b) all Guarantees by such Person.

“Information Memorandum” means the information memorandum dated August 20, 2012 used by the Arrangers in connection with the syndication of the Commitments.

“Initial Lenders” has the meaning specified in the introductory paragraph hereof.

“Interest Period” means, initially, for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing and each LIBO Rate Advance and each EURIBOR Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurocurrency Rate Advance, LIBO Rate Advance or EURIBOR Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine months as the applicable Borrower may select upon notice received by the Administrative Agent not later than (i) in the case of Eurocurrency Rate Advances denominated in Dollars or LIBO Rate Advances, 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period and (ii) in the case of Eurocurrency Rate Advances denominated in Euro or EURIBOR Advances, 11:00 A.M. (London time) on the third Business Day prior to the first day of such Interest Period, provided, however, that:

(a) such Borrower may not select any Interest Period that ends after the Original Termination Date; provided that if there are Extended Commitments at any time, such Borrower may select an Interest Period that ends after the Original Termination Date but not after the Extended Termination Date, provided that the terms set forth in Section 2.05(c) are satisfied with respect to the Extension;

(b) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Revolving Credit Borrowing, for LIBO Rate Advances or for EURIBOR Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

(c) in the case of any such Revolving Credit Borrowing, such Borrower shall not be entitled to select an Interest Period having a duration of nine months unless, by (i) in the case of Eurocurrency Rate Advances denominated in Dollars, 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period and (ii) in the case of Eurocurrency Rate Advances denominated in Euro, 2:00 P.M. (London time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Administrative Agent that such Lender will be providing funding for such Revolving Credit Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Revolving Credit Borrowing shall be one, two, three or six months, as specified by the Borrower requesting such Revolving Credit Borrowing in the applicable Notice of Revolving Credit Borrowing as the desired alternative to an Interest Period of nine months;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Issuing Lender” means JPMCB, BTMU, BNP Paribas, Citi and PNC, each in its capacity as an issuer of one or more Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.18(j), in each case so long as such Person shall remain an Issuing Lender hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” has the meaning specified in the introductory paragraph hereof.

“LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 9.07.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“LIBO Rate” means, for the Interest Period for any Eurocurrency Rate Advance denominated in Dollars or LIBO Rate Advance, the rate (not less than zero) appearing on the Screen at approximately 11:00 A.M. (New York time) two Business Days prior to the commencement of such Interest Period, as the rate at which deposits denominated in Dollars are offered to leading banks in the London interbank market with a maturity comparable to such Interest Period. In the event that such rate for Dollars is not available on the Screen at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which deposits in Dollars in the amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 A.M. (New York time) two Business Days prior to the commencement of such Interest Period.

“LIBO Rate Advance” means a Competitive Bid Advance denominated in Dollars and bearing interest based on the LIBO Rate.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means, collectively, this Agreement, the Notes and the Letter of Credit Documents.

“Margin Stock” shall have the meaning given such term under Regulation U of the Board as from time to time in effect, including all official interpretations thereunder or thereof.

“Material Adverse Effect” means a materially adverse effect on the business, assets, operations or financial condition of PPG and its Subsidiaries, taken as a whole, or a material impairment of the ability of PPG to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is or will be a party.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Extending Lender” has the meaning specified in Section 2.05(c).

“Note” means a Revolving Credit Note or a Competitive Bid Note.

“Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.03(a)(i).

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“OFAC” has the meaning specified in Section 4.01(s).

“Original Termination Date” means September 12, 2017 (or, if such date is not a Business Day, the immediately preceding Business Day).

“Overnight Eurocurrency Rate” means, with respect to any Swing Line Advance denominated in Euro on any day, the rate that represents the cost of overnight funds in Euro to the Swing Line Bank for such day.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Participant Register” has the meaning specified in Section 9.07(e).

“Payment Office” means, for Euro, such office of JPMCB as shall be from time to time selected by the Administrative Agent and notified by the Administrative Agent to the Borrowers and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code which is maintained for employees of PPG or any ERISA Affiliate.

“PNC” has the meaning specified in the introductory paragraph hereof.

“Post Petition Interest” has the meaning specified in Section 7.05(b).

“PPG” has the meaning specified in the introductory paragraph hereof.

“Pre-Approved Designated Subsidiary” means each of the Subsidiaries of PPG listed on Schedule I hereto.

“Primary Currency” has the meaning specified in Section 9.11(c).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” means, with respect to any Lender, the proportion represented by a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate of the Commitments; provided that in the case of Section 2.19 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Protesting Lender” has the meaning specified in Section 9.14(a).

“Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by PPG. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin will be set as if the Public Debt Rating were BBB-/Baa3; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin shall be based upon (i) if such different levels differ by only one level, the higher rating and (ii) if such different levels differ by more than one level, the level immediately below the higher rating; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Register” has the meaning specified in Section 9.07(d).

“Reportable Event” means any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code).

“Required Lenders” means at any time Lenders holding more than 50% of the sum of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Revolving Credit Advances owing to Lenders plus the aggregate amount of the LC Exposure, or, if no such principal amount and/or LC Exposure is then outstanding, Lenders having more than 50% of the Commitments; provided that the Revolving Credit Advances, LC Exposure and Commitments of any Defaulting Lenders shall be excluded for purposes of calculating Required Lenders.

“Restricted Subsidiary” means:

(a) any Subsidiary of PPG other than

(i) a Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside the United States of America (“United States of America” shall not include the territories and possessions thereof), or

(ii) a Subsidiary the primary business of which consists of purchasing accounts receivable and/or making loans secured by accounts receivable or inventories and/or making investments in real estate or providing services directly related thereto, or which is otherwise primarily engaged in the business of a finance or real estate investment company, or

(iii) a Subsidiary the primary business of which consists of leasing equipment, machinery, vehicles, rolling stock and other articles for use in the business of PPG, or

(iv) a Subsidiary the stock of which is held primarily for the purpose of securing the investment of PPG in such Subsidiary, while the management of such Subsidiary is accumulating funds for the purchase of such stock pursuant to written contract, and

(b) any Subsidiary specified in clauses (i) through (iv) of paragraph (a) above which at the time of determination shall be designated a Restricted Subsidiary pursuant to designation by the board of directors of PPG as follows:

PPG may by a resolution adopted by its board of directors designate any Restricted Subsidiary to be an Unrestricted Subsidiary, provided that in the opinion of the board of directors of PPG it does not own a manufacturing or research property, plant or facility which is of material importance to the business of PPG and its Restricted Subsidiaries taken as a whole, and may designate any Unrestricted Subsidiary to be a Restricted Subsidiary. PPG may by a resolution adopted by its board of directors designate a newly acquired or formed Subsidiary to be an Unrestricted Subsidiary, provided such designation takes place within 90 days of such acquisition or formation.

“Revolving Credit Advance” means an advance by a Lender to any Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Borrowing Minimum” means, in respect of Revolving Credit Advances denominated in Dollars, $10,000,000 and, in respect of Revolving Credit Advances denominated in Euro, €10,000,000.

“Revolving Credit Borrowing Multiple” means, in respect of Revolving Credit Advances denominated in Dollars, $1,000,000 and, in respect of Revolving Credit Advances denominated in Euro, €1,000,000.

“Revolving Credit Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“SPC” has the meaning specified in Section 9.07(h).

“Screen” means the relevant display page on Reuters for the relevant rate referred to in the definition of “LIBO Rate” for Dollars or “EURIBOR” for Euro (as determined by the Administrative Agent) (or on any other commercially available source providing quotations comparable to those provided on such page designated by the Administrative Agent from time to time).

“Secured Debt” means Indebtedness for money borrowed if such Indebtedness is secured by a mortgage, pledge, lien, security interest or encumbrance on any of the manufacturing or research property, plant or facilities of PPG or any Restricted Subsidiary (but not including a property determined not to be a principal property of PPG or a Restricted Subsidiary by the board of directors of PPG in its discretion) or on any shares of stock or indebtedness of any Restricted Subsidiary.

“Shareholders’ Interest” means as of any particular time, the aggregate of equity capital and surplus of PPG and its Consolidated Subsidiaries, after deducting the cost of the shares of PPG held in PPG’s treasury (i.e., shares which had been previously issued and outstanding but have been reacquired and are presently held by PPG), as shown on a consolidated balance sheet of PPG and its Consolidated Subsidiaries, prepared in accordance with GAAP, as of the end of the latest fiscal year ended prior to such determination.

“Subordinated Obligations” has the meaning specified in Section 7.05.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Swing Line Advance” means an advance made by the Swing Line Bank pursuant to Section 2.01(b) or by any Lender pursuant to Section 2.02(b).

“Swing Line Bank” means JPMCB.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank.

“Swing Line Borrowing Minimum” means, in respect of Swing Line Advances denominated in Dollars, $5,000,000 and, in respect of Swing Line Advances denominated in Euro, €5,000,000.

“Swing Line Borrowing Multiple” means, in respect of Swing Line Advances denominated in Dollars, $500,000 and, in respect of Swing Line Advances denominated in Euro, €500,000.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Advances outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Pro Rata Share of the total Swing Line Exposure at any time.

“Swing Line Facility” has the meaning specified in Section 2.01(b).

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.

“Taxes” and “Other Taxes” have the respective meanings specified in Section 2.14.

“Termination Date” means the earlier of (a) the Original Termination Date (or, in the case of any Extended Commitments, the Extended Termination Date) and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

“Total Capitalization” means, as at any date, with respect to PPG and its Consolidated Subsidiaries, the sum (determined on a consolidated basis without duplication in accordance with GAAP) of (a) Total Indebtedness as at such date plus (b) the amount that should be set forth on the consolidated balance sheet of PPG and its Consolidated Subsidiaries prepared as at such date opposite the caption “Total Shareholders’ Equity” (or the equivalent caption), excluding the amount reported in the financial statements as “Accumulated Other Comprehensive Income (Loss)” related to “Pension and Other Postretirement Benefit Adjustments”.

“Total Indebtedness” means, as at any date, the total amount of Indebtedness of PPG and its Consolidated Subsidiaries on such date, determined on a consolidated basis without duplication in accordance with GAAP.

“tranche” has the meaning specified in Section 2.05(c).

“Type” has the meaning specified in the definition of “Revolving Credit Advance”.

“Unrestricted Subsidiary” means any Subsidiary of PPG which is not a Restricted Subsidiary.

“Unused Commitment” means, with respect to any Lender at any time, (a) such Lender’s Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender and outstanding at such time, (ii) such Lender’s Pro Rata Share of (A) the aggregate principal amount of all Swing Line Advances then outstanding and (B) the aggregate principal amount of the Competitive Bid Advances then outstanding and (iii) such Lender’s LC Exposure at such time.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly-owned Restricted Subsidiary” means a Restricted Subsidiary all of the outstanding capital stock of which, other than directors’ qualifying shares, and all of the Funded Debt of which, shall at the time be owned by PPG or by one or more Wholly-owned Restricted Subsidiaries, or by PPG in conjunction with one or more Wholly-owned Restricted Subsidiaries.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the audited financial statements referred to in Section 4.01(c) (“GAAP”). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as capital lease obligations (and therefore not as Indebtedness for purposes of this Agreement).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Revolving Credit Advances. (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrowers from time to time on any Business Day during the period from the Effective Date until the Termination Date denominated in Dollars or Euro in an aggregate amount (based in respect of any Revolving Credit Advances to be denominated in Euro by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing) not to exceed at any time outstanding such Lender’s Unused Commitment. Each Revolving Credit Borrowing shall be in an amount not less than the Revolving Credit Borrowing Minimum or a Revolving Credit Borrowing Multiple in excess thereof (provided that a Base Rate Advance may be in an aggregate amount equal to the amount necessary to finance the reimbursement of an LC Disbursement as contemplated by Section

2.18(f)) and shall consist of Revolving Credit Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrowers may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b) The Swing Line Advances. The Swing Line Bank agrees, on the terms and conditions hereafter set forth, to make Swing Line Advances to the Borrowers from time to time on any Business Day during the period from the date hereof until the Termination Date denominated in Dollars or Euro (i) in an aggregate amount (based in respect of any Swing Line Advances to be denominated in Euro by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Swing Line Borrowing) not to exceed at any time outstanding $100,000,000 (the “Swing Line Facility”) and (ii) in an amount for each such Advance not to exceed the Unused Commitments of the Lenders on such Business Day. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount not less than the Swing Line Borrowing Minimum or a Swing Line Borrowing Multiple in excess thereof and shall consist of an Advance bearing interest as provided in Section 2.07(a)(ii). Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrowers may borrow under this 2.01(b), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(b).

SECTION 2.02. Making the Revolving Credit Advances and Swing Line Advances. (a) Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (y) 11:00 A.M. (London time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in Euro, or (z) 10:00 A.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the applicable Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Revolving Credit Advance. Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Advances denominated in Dollars, and before 11:00 A.M. (London time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in Euro, make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower that requested such Revolving Credit Advance to an account of such Borrower maintained with the Administrative Agent at the Administrative Agent’s address referred to in Section 9.02 or at the applicable Payment Office, as the case may be, and designated by such Borrower in the applicable Notice of Revolving Credit Borrowing; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances made by the Swing Line Bank and by any other Lender to such Borrower in the same currency and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank and such other Lenders for repayment of such Swing Line Advances and provided, further, that a portion of such funds in an amount equal to the aggregate principal amount of any Base Rate Advances made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(f) shall be remitted by the Administrative Agent to the relevant Issuing Lender.

(b) Each Swing Line Borrowing shall be made on notice, given not later than 3:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing in the case of a Swing Line Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, and not later than 9:00 A.M. (London time) on the date of the proposed Swing Line Borrowing in the case of a Swing Line Borrowing consisting of Eurocurrency Rate Advances denominated in Euro by the applicable Borrower to the Applicable Lending Office of the Swing Line Bank and the Administrative Agent, of which the Administrative Agent shall give prompt notice to the Lenders. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed at once in writing, or telecopier or telex, specifying therein the requested (i) date of such Borrowing, (ii) amount and currency of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the third Business Day after the requested date of such Borrowing). The Swing Line Bank shall, before 11:00 A.M. (New York City time) on the date of such Swing Line Borrowing, in the case of a Swing Line Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, and before 11:00 A.M. (London time) on the date of such Swing Line Borrowing in the case of such Swing Line Borrowing consisting of Eurocurrency Rate Advances denominated in Euro, make the Swing Line Borrowing available to the Administrative Agent at the applicable Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower that requested such Swing Line Borrowing to an account of such Borrower maintained with the Administrative Agent at the Administrative Agent’s address referred to in Section 9.02 or at the applicable Payment Office, as the case may be, and designated by such Borrower in the applicable Notice of Swing Line Borrowing. Upon written demand by the Swing Line Bank with a Swing Line Advance, with a copy of such demand to the Administrative Agent, each other Lender will purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Lender, such other Lender’s Pro Rata Share of such outstanding Swing Line Advance, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the applicable Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. Each Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on the date of the proposed Swing Line Borrowing in the case of a Swing Line Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, and not later than 11:00 A.M. (London time) in the case of a Swing Line Borrowing consisting of Eurocurrency Rate Advances denominated in Euro on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Swing Line Bank to any other Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, this Agreement, the Notes or any Borrower. If and to the extent that any Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such Lender is required to have made such amount available to the Administrative Agent until the date such amount is paid to the Administrative Agent, at the Overnight Eurocurrency Rate. If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurocurrency Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than the Revolving Credit Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than six separate Revolving Credit Borrowings.

(d) Each Notice of Revolving Credit Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower giving such Notice. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower giving such Notice shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(e) Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Revolving Credit Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Revolving Credit Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Revolving Credit Borrowing, in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of a Borrower, the higher of (A) the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the Overnight Eurocurrency Rate in the case of Advances denominated in Euro. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

(f) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

SECTION 2.03. The Competitive Bid Advances. (a) Each Lender severally agrees that the Borrowers may make Competitive Bid Borrowings denominated in Dollars or Euro under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that the principal amount of each Competitive Bid Borrowing shall not exceed the aggregate Unused Commitments (without giving effect to clause (b)(ii)(B) of the definition of “Unused Commitments”).

(i) Any Borrower may request a Competitive Bid Borrowing under this Section 2.03 by delivering to the Administrative Agent, by telecopier or telex, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying therein the requested, (u) date of such proposed Competitive Bid Borrowing, (v) aggregate amount and currency of such proposed Competitive Bid Borrowing, (w) whether the rates of interest to be offered by the Lenders shall be (1) fixed rates per annum or (2) based on the LIBO Rate (x) in the case of a Competitive Bid Borrowing consisting of either LIBO Rate Advances or EURIBOR Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of either Fixed Rate Dollar Advances or Fixed Rate Euro Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring seven days after the date of such Competitive Bid Borrowing or later than the date occurring 360 days after the date of such Competitive Bid Borrowing (but in no event later than the Termination Date)), (y) interest payment date or dates relating thereto, and (z) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than (A) 10:00 A.M. (New York City time) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Dollar Advances, (B) 10:00 A.M. (New York City time) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, (C) 10:00 A.M. (London time) at least five Business Days prior to the date of the proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Euro Advances or (D) 10:00 A.M. (London time) at least five Business Days prior to the date of the proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of EURIBOR Advances. The Administrative Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from a Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

(ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to a Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to such Borrower), before (A) 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Dollar Advances, (B) 10:00 A.M. (New York City time) three Business Days prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, (C) 9:30 A.M. (London time) at least two Business Days prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Euro Advances and (D) 10:00 A.M. (London time) at least four Business Days prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of EURIBOR Advances, of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender’s Commitment, if any), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance; provided that, if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the applicable Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent before 10:00 A.M. (New York City time) in the case of a Competitive Bid Borrowing consisting of Fixed Rate Dollar Advances or LIBO Rate Advances and before 10:00 A.M. (London time) in the case of a Competitive Bid Borrowing consisting of Fixed Rate Euro Advances or EURIBOR Advances, in each case on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

(iii) The Borrower requesting such Competitive Bid Borrowing shall, in turn, before (A) 10:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Dollar Advances, (B) 11:00 A.M. (New York City time) three Business Days prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, (C) 10:30 A.M. (London time) at least one Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Euro Advances and (D) 11:00 A.M. (London time) at least four Business Days prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of EURIBOR Advances:

(x) cancel such Competitive Bid Borrowing by giving the Administrative Agent notice to that effect, or

(y) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Administrative Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to such Borrower by the Administrative Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Administrative Agent notice to that effect. Such Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.

(iv) If such Borrower notifies the Administrative Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Administrative Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

(v) If the Borrower requesting such Competitive Bid Borrowing accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Administrative Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by such Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each

Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time) in the case of a Competitive Bid Borrowing consisting of Fixed Rate Dollar Advances or LIBO Rate Advances and before 12:00 noon (London time) in the case of a Competitive Bid Borrowing consisting of Fixed Rate Euro Advances or EURIBOR Advances, in each case on the date of such Competitive Bid Borrowing specified in the notice received from the Administrative Agent pursuant to clause (A) of the preceding sentence, make available for the account of its Applicable Lending Office to the Administrative Agent at the Agent’s Account, in same day funds, such Lender’s portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to such Borrower to an account of such Borrower maintained with the Administrative Agent at the Administrative Agent’s address referred to in Section 9.02 and designated by such Borrower in the applicable Notice of Competitive Bid Borrowing. Promptly after each Competitive Bid Borrowing the Administrative Agent will notify each Lender of the amount of the Competitive Bid Borrowing and the dates upon which such Competitive Bid Borrowing commenced and will terminate.

(vi) If the Borrower requesting such Competitive Bid Borrowing notifies the Administrative Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on such Borrower. Such Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

(b) Each Competitive Bid Borrowing shall be in an aggregate amount of not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrowers shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

(c) Within the limits and on the conditions set forth in this Section 2.03, the Borrowers may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

(d) The Borrower requesting such Competitive Bid Borrowing shall repay to the Administrative Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by such Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. The Borrowers shall have no right to prepay any principal amount of any Competitive Bid Advance without the prior written consent of the relevant Lender unless, and then only on the terms, specified by the applicable Borrower for such Competitive Bid Advance in the related Notice of

Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

(e) The Borrower requesting such Competitive Bid Borrowing shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by such Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the applicable Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.

(f) The indebtedness of any Borrower resulting from each Competitive Bid Advance made to such Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of such Borrower payable to the order of the Lender making such Competitive Bid Advance.

SECTION 2.04. Fees. (a) Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee on the average daily unused amount of such Lender’s Commitment during the period from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender to the earlier of the date the Commitments terminate and the Termination Date at a rate per annum determined in accordance with the table set forth in the definition of “Applicable Margin Cap for Eurocurrency Rate Advances”. Accrued commitment fees shall be payable in arrears quarterly on the last day of each March, June, September and December and on the earlier of the date the Commitments terminate and the Termination Date, commencing September 30, 2012. For purposes of computing commitment fees, Swing Line Advances and Competitive Bid Advances shall not be deemed to be utilizations of the Commitments.

(b) Administrative Agent’s Fees. The Borrowers shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between PPG and the Administrative Agent.

(c) Letter of Credit Fees. The Borrowers agree to pay to the Administrative Agent for account of each Lender a participation fee with respect to its participation in each Letter of Credit, which shall accrue on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) relating to such Letter of Credit at a rate per annum equal to the Applicable Margin that would be in effect for a Eurocurrency Rate Advance made on the date such Letter of Credit is issued subject, if such Letter of Credit is outstanding for more than three months, to readjustment at the end at each successive three-month period by reference to the Applicable Margin that would be in effect for a Eurocurrency Rate Advance Loan made at the time of such readjustment. Participation fees shall be payable to each Lender during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure. In addition, the Borrowers agree to pay to the applicable Issuing Lender a fronting fee, as well as such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder, as previously agreed between PPG and such Issuing Lender. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Lender pursuant to this Section 2.04(c) shall be payable within 10 days after receipt by PPG of written demand therefor.

SECTION 2.05. Optional Termination, Reduction, Increase or Extension of the Commitments. (a) Termination or Reduction. PPG shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and provided, further, that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Competitive Bid Advances denominated in Dollars then outstanding plus the Equivalent in Dollars (determined as of the date of the notice of prepayment) of the aggregate principal amount of the Competitive Bid Advances denominated in Euro then outstanding.

(b) Increase. PPG shall have the right from time to time to increase the aggregate Commitments hereunder by an aggregate amount not exceeding $300,000,000 by causing one or more Additional Commitment Lenders (which may include any existing Lender) to provide a (or, in the case of an existing Lender, to increase its) Commitment (each such increase, an “Commitment Increase”), provided that (i) PPG shall first offer the existing Lenders the opportunity to provide such Commitment Increase before offering the same to any new Lender, (ii) no Lender shall have any obligation hereunder to become an Additional Commitment Lender and any election to do so shall be in the sole discretion of each Lender (and any Lender that does not advise PPG of its election to become an Additional Commitment Lender hereunder shall be deemed to have rejected such request) and (iii) each Commitment Increase shall be in an aggregate amount for all Additional Commitment Lenders of at least $10,000,000. Each such Additional Commitment Lender shall enter into an agreement in form and substance satisfactory to PPG and the Administrative Agent pursuant to which such Additional Commitment Lender shall, as of the effective date of such Commitment Increase (which shall be a Business Day and, unless the Administrative Agent otherwise agrees, a day on which no issuance, amendment, renewal or extension of any Letter of Credit is scheduled to occur), provide a Commitment (or, if any such Additional Commitment Lender is an existing Lender, increase its Commitment) in the amount specified therein and (if not an existing Lender) become a Lender hereunder. Notwithstanding the foregoing, no Commitment Increase pursuant to this Section shall be effective unless:

(i) PPG shall have given the Administrative Agent notice of any such increase at least three Business Days prior to the relevant effective date of such Commitment Increase;

(ii) no Default shall have occurred and be continuing on such effective date; and

(iii) each of the representations and warranties of each Borrower contained in this Agreement shall be true on and as of such effective date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Each notice under clause (i) above shall be deemed to constitute a representation and warranty by the Borrowers as to the matters specified in clauses (ii) and (iii) above. On the effective date of each Commitment Increase, PPG shall simultaneously (i) prepay in full the outstanding Revolving Credit Advances (if any) held by the Lenders immediately prior to giving effect to the relevant Commitment Increase (which prepayment may be made with the proceeds of new Revolving Credit Advances under the following clause (ii)), (ii) if PPG shall have so requested in accordance with this Agreement, borrow new Revolving Credit Advances from all Lenders (including, if applicable, any new Lenders) such that, after giving effect thereto, the Revolving Credit Advances are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase) and (iii) pay to the Lenders the amounts, if any, payable under Section 2.11.

(c) Extension of Termination Date. (i) The Borrowers may, by notice to the Administrative Agent (which shall promptly notify the Swing Line Bank, each Issuing Lender and the Lenders) not more than 60 days and not less than 30 days prior to each anniversary of the Effective Date (or if such anniversary date is not a Business Day, the Business Day next succeeding such anniversary) (such anniversary of the Effective Date, the “Extension Effective Date”), request (an “Extension Request”) that the Lenders extend the Original Termination Date for an additional one year; provided that only one Extension Request may be requested during the life of the facility. Each Lender, acting in its sole discretion, shall, by notice to the Borrowers and the Administrative Agent given not later than the 20th day (or such later day as shall be acceptable to the Borrowers) following the date of the Extension Request, advise the Borrowers and the Administrative Agent whether or not such Lender agrees to such extension; provided that any Lender that does not so advise the Borrowers shall be deemed to have rejected such Extension Request (any such Lender which shall have rejected or is deemed to have rejected such extension being a “Non-Extending Lender”). The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(ii) The Borrowers shall have the right, at any time on or prior to, or at any time following, the Extension Effective Date, unless an Event of Default shall have occurred and be continuing, to replace any Non-Extending Lender with, and otherwise add to this Agreement, one or more Additional Commitment Lenders (which may include any existing Lender). Each Additional Commitment Lender shall enter into an agreement with the Borrowers and the Administrative Agent, in form and substance satisfactory to the Borrowers and the Administrative Agent, pursuant to which such Additional Commitment Lender shall, effective as of the Extension Effective Date (or, if such replacement occurs thereafter, as of the relevant effective date of such replacement), provide a (or, in the case of an existing Lender, increase its) Commitment hereunder in the amount specified therein and (if not then an existing Lender) become a Lender hereunder.

(iii) If, in connection with an Extension Request, Lenders (including any Additional Commitment Lenders) shall have agreed to extend more than 50% of the aggregate Commitments (such extending Lenders and extending Additional Commitment Lenders, collectively the “Extending Lenders”) then, effective as of the Extension Effective Date, the Termination Date, but only with respect to the Commitment of each Extending Lender, shall be the Extended Termination Date and (if not then an existing Lender) each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement; provided that such extension of the Termination Date (the “Extension”) shall not be effective with respect to any Lender unless as of the Extension Effective Date the following terms are satisfied:

(A) no Default shall have occurred and be continuing;

(B) the representations and warranties set forth in Article III shall be true and correct on and as of the Extension Effective Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(C) except as to the Termination Date with respect thereto, the Commitment of any Extending Lender (an “Extended Commitment”, and each of the group of Extended Commitments and the original Commitments not so extended, being a “tranche”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) having the same terms (including collateral, if any) as the original Commitments (and related outstandings); provided that, subject to the provisions of Section 2.06(b) and Section 2.18(c), to the extent dealing with Swing Line Advances and Letters of Credit which mature or expire after the Original Termination Date when there exist Extended Commitments, all Swing Line Advances and Letters of Credit shall be participated in on a pro rata basis by all Lenders in accordance with their Applicable Percentages (and, except as provided in Section 2.17(b) and Section 2.18(c), without giving effect to changes thereto on the Original Termination Date with respect to Swing Line Advances and Letters of Credit theretofore incurred or issued) and all borrowings under Commitments and repayments thereunder shall be made on a pro rata basis (except for repayments required upon the Original Termination Date of the Non-Extending Lenders’ Commitments);

(D) all documentation in respect of such Extension shall be consistent with the terms of this Section 2.05(c);

(E) the Administrative Agent shall have received a certificate of the chief financial officer of PPG stating that the conditions with respect to the Extension have been satisfied;

(F) the Administrative Agent shall have received such evidence of the authority of the Borrowers to effect the Extension as it may reasonably request; and

(G) all amounts payable hereunder to any Non-Extending Lender that is being replaced by an Additional Commitment Lender in connection with the Extension shall have been paid in full. Upon the effectiveness of the Extension, the Administrative Agent shall record the relevant information in the Register and give prompt notice of such Extension to the Borrowers and the Lenders.

(iv) In connection with an Extension, the Borrowers shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.05(c).

(v) No consent of any parties to this Agreement shall be required to effectuate an Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to its Commitments (or a portion thereof) as contemplated above and (B) the consent of the Administrative Agent (which consent of the Administrative Agent shall not be unreasonably withheld). The Lenders hereby consent to the transactions contemplated by this Section 2.05(c) (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Commitments on such terms as may be set forth in the Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 2.04, 2.06, 2.07, 2.13 and 2.15) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.05(c). The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement with the Borrowers (in consultation with the Lenders) as may be necessary in order to establish a new tranche in respect of any Extended Commitments and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with such new tranche, in each case on terms consistent with this Section 2.05(c) and the Extension Request.

(vi) Notwithstanding anything herein to the contrary, (A) no Lender shall have any obligation to participate in or agree to an Extension and any election to do so shall be in the sole discretion of each Lender and (B) with respect to any Non-Extending Lender, the Termination Date for such Lender shall remain unchanged (and the Commitment of such Lender (including its obligation in respect of any participation in respect of any Letter of Credit) shall terminate, the Advances made by such Non-Extending Lender to any Borrower hereunder shall mature and be payable by such Borrower, and all other amounts owing to such Non-Extending Lender hereunder shall be payable, on such date).

(vii) The Swing Line Bank or any Issuing Lender may resign by notice to the Administrative Agent, the Lenders and the Borrowers on or before the Extension Effective Date following the Extension Request, and any such resignation shall become effective on the Original Termination Date; provided that such Issuing Lender shall not be required to issue, amend, extend or renew any Letter of Credit if after giving effect thereto the such Letter of Credit would expire after the date that is five Business Days prior to the Original Termination Date.

SECTION 2.06. Repayment. (a) Revolving Credit Advances. The Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

(b) Swing Line Advances. The Borrowers shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Lender which has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than three Business Days after the requested date of such Borrowing) and the Termination Date; provided that if the Original Termination Date shall have occurred at a time when a tranche of Extended Commitments is in effect, then on the Original Termination Date all then outstanding Swing Line Advances shall be repaid in full (and there shall be no adjustment to the participations of the Lenders in such Swing Line Advances as a result of the occurrence of the Original Termination Date); provided that if on the occurrence of the Original Termination Date (after giving effect to any repayments of Revolving Credit Advances and any reallocation of Letter of Credit participations as contemplated in Section 2.18(c)), there shall exist sufficient unutilized Extended Commitments so that the respective outstanding Swing Line Advances could be incurred pursuant to the Extended Commitments that will remain in effect after the occurrence of the Original Termination Date, then there shall be an automatic adjustment on the Original Termination Date of the participations in such Swing Line Advances among the Extending Lenders and the same shall be deemed to have been incurred solely pursuant to such Extended Commitments, and such Swing Line Advances shall not be so required to be repaid in full on the Original Termination Date.

SECTION 2.07. Interest on Revolving Credit Advances and Swing Line Advances. (a) Scheduled Interest. The Borrowers shall pay interest on the unpaid principal amount of each Revolving Credit Advance and Swing Line Advance owing to each Lender from the date of such Revolving Credit Advance or Swing Line Advance, as the case may be, until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in respect of Base Rate Advances in effect from time to time payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Swing Line Advances. A rate per annum equal to the sum of (x) the Applicable Margin plus (y) (A) in the case of a Swing Line Advance denominated in Dollars, the Base Rate in effect from time to time or (B) in the case of a Swing Line Advance denominated in Euro, the Overnight Eurocurrency Rate in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December and on the date such Swing Line Advance shall be paid in full.

(iii) Eurocurrency Rate Advances. During such periods as such Revolving Credit Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in respect of Eurocurrency Rate Advances in effect from time to time payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months or 90 days as the case may be, on each day that occurs during such Interest Period every three months or 90 days as the case may be, from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Administrative Agent may, and upon the request of the Required Lenders shall, require the Borrowers to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Revolving Credit Advance and each Swing Line Advance owing to each Lender, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that, following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder upon demand.

SECTION 2.08. Interest Rate Determination. (a) If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Administrative Agent that (i) they are unable to obtain matching deposits in the London interbank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Revolving Credit Borrowing in sufficient amounts to fund their respective Revolving Credit Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrowers and the Lenders, whereupon (A) the applicable Borrower will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in Euro, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist; provided that, if the circumstances set forth in clause (ii) above are applicable to Eurocurrency Rate Advances for Euro, the applicable Borrower may elect, by notice to the Administrative Agent and the Lenders, to continue such Advances in Euro for a period of not longer than 30 days, which Advances shall bear interest at a rate per annum equal to the Applicable Margin in respect of Eurocurrency Rate Advances plus, for each Lender, the cost to such Lender (expressed as a rate per annum) of funding its Eurocurrency Rate Advances by whatever means it reasonably determines to be appropriate. Each Lender shall certify its cost of funds for each Interest Period to the Administrative Agent and the applicable Borrower as soon as practicable (but in any event not later than ten Business Days after the first day of such period).

(b) If any Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in Euro, be exchanged into an Equivalent amount of Dollars and Convert into Base Rate Advances.

(c) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Revolving Credit Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Revolving Credit Borrowing Minimum, such Advances shall automatically, in the case of Eurocurrency Rate Advances denominated in Dollars, Convert into Base Rate Advances or, in the case of Eurocurrency Rate Advances denominated in Euro, be exchanged into an Equivalent amount of Dollars and Convert into Base Rate Advances.

(d) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in Dollars, be Converted into Base Rate Advances and (B) if such Eurocurrency Rate Advances are denominated in Euro, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended; provided that the applicable Borrower may elect, by notice to the Administrative Agent and the Lenders within one Business Day of such Event of Default, to continue such Advances in Euro, whereupon the Administrative Agent may require that each such Eurocurrency Rate Advances shall bear interest at the Overnight Eurocurrency Rate for a period of three Business Days and thereafter, such Eurocurrency Rate Advance shall be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances.

SECTION 2.09. Optional Conversion of Revolving Credit Advances. Any Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Revolving Credit Advances made to it denominated in Dollars of one Type comprising the same Borrowing into Revolving Credit Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.01(a) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10. Prepayments of Revolving Credit Advances and Swing Line Advances. (a) Optional. Any Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances and Swing Line Advances, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing and Swing Line Advances comprising part of the same Swing Line Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than the Revolving Credit Borrowing Minimum or Swing Line Borrowing Minimum, as applicable, or a Revolving Credit Borrowing Multiple or Swing Line Borrowing Multiple, as applicable, in excess thereof and (y) in the event of any such prepayment of a Eurocurrency Rate Advance, the applicable Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b) Mandatory. (i) If, on any date, the Administrative Agent notifies the Borrowers that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Euro then outstanding plus (C) the LC Exposure then outstanding exceeds 105% of the aggregate Commitments of the Lenders on such date, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice, subject to the proviso to this sentence set forth below, prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid; provided that, if the aggregate principal amount of Base Rate Advances outstanding at the time of such required prepayment is less than the amount of such required prepayment, the portion of such required prepayment in excess of the aggregate principal amount of Base Rate Advances then outstanding shall be deferred until the earliest to occur of the last day of the Interest Period of the outstanding Eurocurrency Rate Advances, the outstanding LIBO Rate Advances, the outstanding EURIBOR Advances and/or the maturity date of the outstanding Fixed Rate Dollar Advances or Fixed Rate Euro Advances, as the case may be, in an aggregate amount equal to the excess of such required prepayment. The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrowers and the Lenders, and shall provide prompt notice to the Borrowers of any such notice of required prepayment received by it from any Lender.

(ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance, a LIBO Rate Advance or a EURIBOR Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrowers shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c).

SECTION 2.11. Increased Costs. (a) If, due to any Change in Law, there shall be any increase in the cost to any Lender or Issuing Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances, LIBO Rate Advances or EURIBOR Advances or participating in, issuing or maintaining any Letter of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (1) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (2) changes in the basis of taxation of overall net income or overall gross income by the United States of America or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers shall from time to time, upon demand by such Lender or Issuing Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or Issuing Lender additional amounts sufficient to compensate such Lender or Issuing Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrowers and the Administrative Agent by such Lender or Issuing Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender or Issuing Lender determines that Change in Law affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or Issuing Lender or any Person controlling such Lender or Issuing Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s or Issuing Lender’s commitment to lend, or to participate in, or issue or maintain any Letter of Credit, hereunder and other commitments of this type, then, upon demand by such Lender or Issuing Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender or Issuing Lender, from time to time as specified by such Lender or Issuing Lender, additional amounts sufficient to compensate such Lender or Issuing Lender or such Person in the light of such circumstances, to the extent that such Lender or Issuing Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s or Issuing Lender’s commitment to lend, or to participate in, or issue or maintain any Letter of Credit hereunder. A certificate as to such amounts submitted to the Borrowers and the Administrative Agent by such Lender or Issuing Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances, LIBO Rate Advances or EURIBOR Advances or to fund or maintain Eurocurrency Rate Advances, LIBO Rate Advances or EURIBOR Advances hereunder, (a)(i) each such Eurocurrency Rate Advance denominated in Dollars or LIBO Rate Advance as the case may be, will automatically, upon such demand, be Converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.07(a)(i), and (ii) each such Eurocurrency Rate Advance denominated in Euro or EURIBOR Advance as the case may be, will automatically, upon such demand, be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Advance, and (b) the obligation of the Lenders to make Eurocurrency Rate Advances, LIBO Rate Advances or EURIBOR Advances or to Convert Revolving Credit Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.13. Payments and Computations. (a) Except to the extent otherwise provided for in Section 2.18 with respect to the reimbursement of LC Disbursements and interest thereon (i) the Borrowers shall make each payment hereunder, without counterclaim or set-off, with respect to principal of, interest on, and other amounts relating to, Advances denominated in Dollars, or reimbursement of LC Disbursements, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the applicable Agent’s Account in same day funds, (ii) the Borrowers shall make each payment hereunder, without counterclaim or set-off, with respect to principal of, interest on, and other amounts relating to, Advances denominated in Euro, not later than 11:00 A.M. (London time) on the day when due in Euro to the Administrative Agent, by deposit of such funds to the applicable Agent’s Account in same day funds, and (iii) the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or reimbursement of LC Disbursements, or commitment fees and participation fees ratably (other than amounts payable pursuant to Section 2.03, 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the other Loan Documents, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurocurrency Rate, Overnight Eurocurrency Rate or the Federal Funds Rate and of commitment fees, participation fees and fronting fees pursuant to Section 2.04 shall be made by the Administrative Agent on the basis of a year of 360 days and computations in respect of Competitive Bid Advances shall be made by the Administrative Agent as specified in the applicable Notice of Competitive Bid Borrowing (or, in each case of Advances denominated in Euro where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commitment fee, participation fee or fronting fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances, LIBO Rate Advances or EURIBOR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder or under the other Loan Documents that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender or Issuing Lender on such due date an amount equal to the amount then due such Lender or Issuing Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender or Issuing Lender, as the case may be, shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender or Issuing Lender together with interest thereon, for each day from the date such amount is distributed to such Lender or Issuing Lender until the date such Lender or Issuing Lender repays such amount to the Administrative Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Euro.

(f) To the extent that the Administrative Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any of the other Loan Documents in currencies other than the currency or currencies required to enable the Administrative Agent to distribute funds to the Lenders or the Issuing Lenders in accordance with the terms of this Section 2.13, the Administrative Agent shall be entitled to convert or exchange such funds into the required currencies, to the extent necessary to enable the Administrative Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that each Borrower and each of the Lenders and

Issuing Lenders hereby agree that the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower, such Lender or Issuing Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(f) or as a result of the failure of the Administrative Agent to effect any such conversion or exchange unless such loss, cost or expense or such failure is the result of fraudulent acts or omissions, gross negligence or willful misconduct of the Administrative Agent; and provided, further, that each Borrower, jointly and severally with each other Borrower, agrees to indemnify the Administrative Agent, each Issuing Lender and each Lender, and hold the Administrative Agent, each Issuing Lender and each Lender harmless, for any and all losses, costs and expenses incurred by the Administrative Agent, any Issuing Lender or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(f) except to the extent such losses, costs or expenses arose as a result of fraudulent acts or omissions, gross negligence or willful misconduct of the Administrative Agent.

(g) If, and for so long as, any Defaulting Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(b), 2.02(e), 2.13(e), 2.18(e) or (f), or 9.04(b), the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender under this Agreement for the benefit of the Administrative Agent, the Swing Line Bank or the Issuing Lenders to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.14. Taxes. (a) Any and all payments by or on behalf of the Borrowers to or for the account of any Lender, any Issuing Lender or the Administrative Agent hereunder or under any of the other Loan Documents shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, assessments, fees, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Issuing Lender and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender, such Issuing Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, assessments, fees, charges, withholdings and liabilities in respect of payments hereunder or under any of the other Loan Documents being hereinafter referred to as “Taxes”). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any of the other Loan Documents or any other documents to be delivered hereunder or thereunder to any Lender, any Issuing Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender, such Issuing Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrowers shall be jointly and severally liable for the payment of and shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any of the other Loan Documents or any other documents to be delivered hereunder or thereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any of the other Loan Documents or any other documents to be delivered hereunder or thereunder (hereinafter referred to as “Other Taxes”).

(c) The Borrowers shall jointly and severally indemnify each Lender, each Issuing Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender, such Issuing Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, such Issuing Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to any Borrower by such Lender, such Issuing Lender or the Administrative Agent shall be conclusive absent manifest error.

(d) Within 30 days after the date of any payment of Taxes, the Borrowers shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of any Borrower through an account or branch outside the United States or by or on behalf of any Borrower by a payor that is not a United States person, if the applicable Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e) below, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrowers with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. Without limiting any of the above, if any Lender would be entitled to claim, with respect to a payment from any Borrower that is a United States person, as defined by Section 7701(a)(30) of the Internal Revenue Code, or that is otherwise a United States-source payment, the benefits of the exemption from United States withholding tax for portfolio interest under section 881(c) of the Internal Revenue Code, such Lender shall also deliver a certificate to the effect that such Lender is not (A) a “bank” within the meaning of section 881 (c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of PPG within the meaning of section 881 (c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881 (c)(3)(C) of the Internal Revenue Code. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a Change in Law occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States of America solely by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrowers shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances or Swing Line Advances owing to it or participations in LC Disbursements (other than pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its ratable share of payments on account of the Revolving Credit Advances or Swing Line Advances or participations in LC Disbursements obtained by all the Lenders holding such Advances, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances or Swing Line Advances owing to them or participations in LC Disbursements as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Revolving Credit Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from any Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the applicable Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of PPG and its Subsidiaries. The Letters of Credit shall be available (and each Borrower agrees that it shall use such Letters of Credit) for general corporate purposes of PPG and its Subsidiaries. Each Borrower agrees that it shall use the Letters of Credit and apply the proceeds of the Advances in compliance with all applicable laws.

SECTION 2.18. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, in addition to the Advances provided for in Section 2.01, each Borrower may request an Issuing Lender to issue, at any time and from time to time prior to the Termination Date, Letters of Credit denominated in Dollars for its own account in such form as is acceptable to the relevant Issuing Lender in its reasonable determination. Each Letter of Credit issued hereunder shall be in a minimum face amount of $1,000,000. Letters of Credit issued hereunder shall constitute utilization of the Commitments.

(b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Lender) to the Issuing Lender that is selected by it a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the relevant Issuing Lender, the applicable Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure of each Issuing Lender (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed $60,000,000, (ii) the sum of the total LC Exposures plus the aggregate principal amount of outstanding Advances shall not exceed the total Commitments and (iii) if at such time there are Extended Commitments, the total LC Exposure of the Issuing Lenders (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to this Section 2.18) with respect to Letters of Credit that have an expiry date after the Original Termination Date does not exceed the total Extended Commitments.

If there are Extended Commitments in effect at any time and, upon the Original Termination Date, there are outstanding Letters of Credit, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to this Section 2.18) under (and ratably participated in by the Extending Lenders pursuant to) the Extended Commitments (it being understood that the participations therein of the Non-Extending Lenders shall be correspondingly released) and, to the extent necessary, the Borrowers shall prepay outstanding Swing Line Advances and/or Revolving Credit Advances pursuant to Section 2.10 on the Original Termination Date in an amount sufficient to permit the reallocation of the LC Exposure relating to such outstanding Letters of Credit contemplated hereby.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Original Termination Date; provided that, if there are Extended Commitments at any time, a Letter of Credit may expire after the date specified in clause (ii) above (but in no event later than five Business Days prior to the Extended Termination Date), provided that (x) the date of issuance of such Letter of Credit occurs after the Original Termination Date or (y) on the date of (and after giving effect to) such issuance, the condition set forth in Section 2.18(c)(iii) shall be satisfied.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by an Issuing Lender, and without any further action on the part of such Issuing Lender or the Lenders, such Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the relevant Issuing Lender, such Lender’s Pro Rata Share of each LC Disbursement made by such Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the applicable Borrower or at any time after any reimbursement payment is required to be refunded to the applicable Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Advances made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute an Advance and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursement. If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the applicable Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 A.M., New York City time, or (ii) the Business Day immediately following the day that the applicable Borrower receives such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $1,000,000, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.01 that such payment be financed with a Base Rate Advance in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Advance.

If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Pro Rata Share thereof.

(g) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the relevant Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.

None of the Administrative Agent, the Lenders, the Issuing Lenders, any of their Affiliates or any of their respective directors, officers, employees, agents and advisors, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by any Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Lender; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by an Issuing Lender’s fraudulent acts or omissions, gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i) an Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) an Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h) Disbursement Procedures. The relevant Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If an Issuing Lender shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Advances; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.07(b) shall apply. Interest accrued pursuant to this paragraph shall be for account of the relevant Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse the relevant Issuing Lender shall be for account of such Lender to the extent of such payment.

(j) Replacement of an Issuing Lender. An Issuing Lender may be replaced at any time by written agreement between PPG, the Administrative Agent, such replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Lender. At the time any such replacement shall become effective, PPG shall pay all unpaid fees accrued for account of such replaced Issuing Lender pursuant to Section 2.04(c). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to include such successor or any previous Issuing Lender, or such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateralization. If an Event of Default shall occur and be continuing and the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Advances has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the Uniform Commercial Code as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, in the event of an actual or deemed entry of an order for relief with respect to any Borrower under Title 11, U.S. Code (the “Federal Bankruptcy Code”). Such deposit shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement, and for this purpose the Borrowers hereby grant a security interest to the Administrative Agent for the benefit of the Lenders in such collateral account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

(l) Existing Letter of Credit. Any letter of credit that has been issued under the Existing Credit Agreement by an Issuing Lender hereunder and that is designated as a “Letter of Credit” hereunder by PPG in a notice to the Administrative Agent (a “Designation of Existing Letter of Credit”) in substantially the form of Exhibit B-3 hereto, on the Effective Date (each such letter of credit being hereinafter referred to as an “Existing Letter of Credit”) shall, on the Effective Date, become a Letter of Credit of such Issuing Lender hereunder.

SECTION 2.19 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees pursuant to Section 2.04(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;

(b) the Unused Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.01); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swing Line Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swing Line Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (A) the sum of all non-Defaulting Lenders’ Unused Commitments plus such Defaulting Lender’s Swing Line Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (B) the amount so to be allocated to each non-Defaulting Lender does not exceed such Lender’s Unused Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the ratable benefit of each relevant Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.18(k) for so long as such LC Exposure is outstanding;

(iii) if any Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.04(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.04(a) and Section 2.04(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.04(c) with respect to such Defaulting Lender’s LC Exposure shall be payable on a pro rata basis to each relevant Issuing Lender until and except to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swing Line Bank shall not be required to fund any Swing Line Advance and the Issuing Lenders shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.19(c), and participating interests in any newly made Swing Line Advance or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Bank or an Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Bank shall not be required to fund any Swing Line Advance and such Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swing Line Bank or such Issuing Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swing Line Bank or such Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, PPG, the Swing Line Bank and each Issuing Lender each reasonably determines that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Advances of the other Lenders (other than Competitive Loans and Swing Line Advances) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Advances in accordance with its Pro Rata Share.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Sections 2.01, 2.03 and 2.18. Sections 2.01, 2.03 and 2.18 of this Agreement shall become effective on and as of the first date (the “Effective Date”) occurring on or prior October 1, 2012 on which the following conditions precedent have been satisfied:

(a) There shall have occurred no material adverse change in the business, assets, operations or condition, financial or otherwise, of PPG and its Subsidiaries taken as a whole since December 31, 2011.

(b) Except for the Disclosed Matters, there shall exist no action, suit, investigation, litigation or proceeding affecting PPG or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders and the Issuing Lenders shall have been given such access to the management, records, books of account, contracts and properties of PPG and its Subsidiaries as they shall have reasonably requested.

(d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(e) PPG shall have notified the Administrative Agent in writing as to the proposed Effective Date.

(f) PPG shall have paid all accrued fees and expenses of the Administrative Agent, the Issuing Lenders, the Lenders and the Arrangers (including the accrued fees and expenses of counsel to the Administrative Agent) payable on or prior to the Effective Date to the extent and as previously agreed in writing.

(g) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender and Issuing Lender a certificate signed by a duly authorized officer of PPG, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date,

(ii) No event has occurred and is continuing that constitutes a Default, and

(iii) PPG has terminated the commitments of the lenders and repaid or prepaid in full all amounts outstanding under the Existing Credit Agreement (other than in respect of any Existing Letter of Credit).

(h) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Administrative Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:

(i) The Revolving Credit Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(ii) Certified copies of the resolutions of the Executive Committee of the Board of Directors of PPG approving this Agreement and the other Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents.

(iii) A certificate of the Secretary or an Assistant Secretary of PPG certifying the names and true signatures of the officers of PPG authorized to sign this Agreement and the other Loan Documents and the other documents to be delivered hereunder or thereunder.

(iv) Favorable opinions of Glenn Bost, Esquire and K&L Gates LLP, counsel for PPG, substantially in the forms of Exhibit E-1 and Exhibit E-2 hereto, respectively, and as to such other matters as any Lender through the Administrative Agent may reasonably request.

(v) A favorable opinion of Milbank, Tweed, Hadley & McCloy LLP, counsel for the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

(vi) Written evidence (which may include telecopy transmission of a signed signature page of this Agreement) that each party hereto has signed a counterpart of this Agreement.

SECTION 3.02. Conditions Precedent to the Initial Borrowing of Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary, and of the Issuing Lenders to issue, amend, extend or renew any Letter of Credit for the account of each Designated Subsidiary, following its designation as a Borrower hereunder pursuant to Section 9.14 on the occasion of the initial Borrowing thereby, or such issuance, amendment, extension or renewal of a Letter of Credit for the account thereof, is subject to the prior or simultaneous occurrence of the Effective Date and the Administrative Agent’s receipt not less than five Business Days before the date of such initial Borrowing, or such issuance, amendment, extension or renewal of a Letter of Credit, of each of the following, in form and substance reasonably satisfactory to the Administrative Agent and dated such date:

(a) The Designation Letter of such Designated Subsidiary, in substantially the form of Exhibit D hereto.

(b) A Revolving Credit Note of such Designated Subsidiary to the extent requested pursuant to Section 2.16.

(c) A certificate of the Secretary or an Assistant Secretary (or person performing similar functions) of such Designated Subsidiary certifying (A) appropriate resolutions of the board of directors (or persons performing similar functions) of such Designated Subsidiary approving this Agreement and its Notes, and all documents evidencing other necessary corporate (or equivalent) action and governmental approvals, if any, with respect to this Agreement and its Notes (copies of which shall be attached thereto), (B) copies of the by-laws (or the equivalent thereof) of such Designated Subsidiary (copies of which shall be attached thereto) and (C) the names and true signatures of the officers of such Designated Subsidiary authorized to sign the Designation Letter of such Designated Subsidiary and its Notes and the other documents to be delivered by such Designated Subsidiary hereunder.

(d) A copy of the charter or articles (or other similar organizational document) of such Designated Subsidiary, certified (as of a date reasonably near the date of such Borrowing) as being a true and complete copy thereof by the Secretary of State (or other appropriate Governmental Authority) of the jurisdiction of organization of such Designated Subsidiary or, if such certificate is not provided in the jurisdiction of organization of such Designated Subsidiary, certified (as of a date reasonably near the date of such Borrowing) as being a true and complete copy thereof by a duly authorized officer of such Designated Subsidiary.

(e) A copy of a certificate of the Secretary of State (or other appropriate Governmental Authority) of the jurisdiction of organization of such Designated Subsidiary, dated reasonably near the date of such Borrowing, certifying that such Designated Subsidiary is duly organized and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its organization.

(f) A certificate signed by a duly authorized officer of such Designated Subsidiary, dated as of the date of such Borrowing, certifying that such Designated Subsidiary has obtained all authorizations, consents, approvals (including, without limitation, exchange control approvals) and licenses of any Governmental Authority or other third party necessary for such Designated Subsidiary to execute and deliver its Designation Letter and its Notes and to perform its obligations under this Agreement or any of its Notes.

(g) A favorable opinion of counsel for such Designated Subsidiary reasonably acceptable to the Administrative Agent, dated the date of such Borrowing, in substantially the form of Exhibit E-3 hereto (subject to the assumptions, qualifications and limitations customary for legal opinions in the jurisdiction for which such opinion is delivered), and addressing such other matters as any Lender through the Administrative Agent may reasonably request.

(h) Such other documents, opinions and other information as any Lender or Issuing Lender, through the Administrative Agent, may reasonably request.

SECTION 3.03. Conditions Precedent to Each Revolving Credit Borrowing, Swing Line Borrowing or Letter of Credit Issuance. The obligation of each Lender to make an Advance on the occasion of each Borrowing (other than a Competitive Bid Advance), and the obligation of the Issuing Lenders to issue, amend, extend or renew any Letter of Credit, shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, as applicable, (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing or Notice of Swing Line Borrowing, as the case may be, and the acceptance by any Borrower of the proceeds of such Revolving Credit Borrowing or Swing Line Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall constitute a representation and warranty by such Borrower that on the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, as applicable, such statements are true):

(i) the representations and warranties contained in Section 4.01 (except the representations and warranties set forth in subsection (h)(i) thereof and in subsection (l) thereof) (and, if such Revolving Credit Borrowing, Swing Line Borrowing, issuance, amendment, extension or renewal of a Letter of Credit, as the case may be, shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Letter, other than the representations and warranties set forth in paragraph 6(i) of such Designation Letter) are correct on and as of such date, before and after giving effect to such Revolving Credit Borrowing, Swing Line Borrowing, issuance, amendment, extension or renewal of a Letter of Credit, as the case may be, and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, and

(ii) no event has occurred and is continuing, or would result from such Revolving Credit Borrowing, Swing Line Borrowing, issuance, amendment, extension or renewal of a Letter of Credit, as the case may be, or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.

SECTION 3.04. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Administrative Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Administrative Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.03, and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by any Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Competitive Bid Borrowing such statements are true):

(a) the representations and warranties contained in Section 4.01 (except the representations and warranties set forth in subsection (h)(i) thereof and in subsection (l) thereof) (and, if such Competitive Bid Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Letter, other than the representations and warranties set forth in paragraph 6(i) of such Designation Letter) are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, and

(b) no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.05. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that PPG, by notice to the Lenders, designates as the proposed Effective Date, specifying such Lender’s objection thereto. The Administrative Agent shall promptly notify the Lenders and PPG in writing of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of PPG. PPG represents and warrants as follows:

(a) It is a corporation validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with all requisite corporate authority to own its properties and to carry on the business in which it is engaged; and it is duly qualified to transact the business in which it is engaged and is in good standing (to the extent such concept is recognized) in those jurisdictions in which the real or personal property owned or leased or the business conducted by it are material to its operations, except where failure to so qualify would not have a Material Adverse Effect.

(b) It has the corporate power and authority to execute, deliver and perform this Agreement, to make the Borrowings provided for herein, to execute and deliver each of the other Loan Documents to which it is a party and to perform its obligations under each of the other Loan Documents to which it is a party; and all such action has been duly authorized by all necessary corporate proceedings on its part.

(c) The audited consolidated balance sheets and related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows contained in PPG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of PPG and its Consolidated Subsidiaries as of December 31, 2011 and 2010 and the results of operations and cash flows of PPG and its Consolidated Subsidiaries for each of the three fiscal years ending on December 31, 2011, 2010 and 2009. The unaudited consolidated balance sheets and related consolidated statements of income contained in PPG’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, have been prepared in accordance with GAAP applicable to interim unaudited financial statements and, except for changes resulting from audit and normal year-end adjustments and for the absence of footnotes and other information required to be included in audited financial statements prepared in accordance with GAAP, present fairly, in all material respects, the financial position of PPG and its Consolidated Subsidiaries as of June 30, 2012 and the results of operations of PPG and its Consolidated Subsidiaries for the fiscal quarter then ended.

(d) Neither the execution and delivery of this Agreement or any of the other Loan Documents to which it is a party, nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof or thereof, will violate or result in a breach (i) of any of the terms, conditions or provisions of the Restated Articles of Incorporation or bylaws of PPG; or (ii) of any order, writ, injunction or decree of any court or any law or regulation of the Federal government, the

State of New York or any state in which the real or personal property owned or leased or the business conducted by PPG or any of its Subsidiaries is material to their respective operations, or any instrumentality of such government; or (iii) of any agreement or instrument to which PPG or any of its Subsidiaries is a party or by which it is bound, the violation or breach of which would have a Material Adverse Effect or would constitute a default thereunder which default would have a Material Adverse Effect; or (iv) of any agreement or instrument to which PPG or any of its Subsidiaries is a party or by which it is bound which would result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property of PPG or any of its Subsidiaries, which lien, charge or encumbrance would have a Material Adverse Effect.

(e) This Agreement and each of the other Loan Documents to which it is a party have been duly and validly executed and delivered by PPG and constitute legal, valid and binding obligations of PPG enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(f) Each of PPG and its Subsidiaries has fulfilled its obligations under ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except for such failures or non-compliance as would not have a Material Adverse Effect. No Reportable Event has occurred and is continuing with respect to any Plan, except for such Reportable Events as would not have a Material Adverse Effect. Neither PPG nor any of its Subsidiaries has incurred any liability to PBGC or under ERISA and the Internal Revenue Code with respect to any Plan, except for premiums not yet due and payable or liabilities as would not have a Material Adverse Effect.

(g) No authorization, consent, approval, license or other action by, and no registration or filing with, any government agency or instrumentality is necessary in connection with the execution and delivery of this Agreement or the Notes, the consummation of the transactions herein contemplated or the performance of or compliance with the terms and conditions hereof and thereof, except for such authorizations, consents, approvals, licenses or other actions by, and such registrations or filings with, such government agencies or instrumentalities as have been or will be timely made or obtained.

(h) There is no threatened or, to the knowledge of PPG, pending proceeding by or before any court, government agency or instrumentality or arbitrator against or affecting PPG or any of its Subsidiaries which (i) except for the Disclosed Matters, if adversely decided would have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(i) No part of the Advance or proceeds of any extension of credit hereunder will be utilized for the purpose of enabling PPG to buy or carry any Margin Stock and neither PPG nor any Subsidiary is in the business of extending credit to others for such purpose.

(j) (i) PPG and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their respective material properties and assets, except for minor defects in title that do not materially interfere with the ability to conduct their respective businesses as currently conducted or to utilize such properties and assets for their intended purposes.

(ii) PPG and its Subsidiaries have complied with all obligations under all material leases to which each of them is a party and all such leases are in full force and effect, except where failure to so comply would not have a Material Adverse Effect. PPG and its Subsidiaries enjoy peaceful and undisturbed possession under all such material leases, except where the lack of such peaceful and undisturbed possession would not have a Material Adverse Effect.

(iii) PPG and its Subsidiaries own or possess all the patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and rights with respect to the foregoing necessary to own and operate their respective properties and to carry on their respective business as presently conducted and as presently planned to be conducted without conflict with the rights of others in any manner that would have a Material Adverse Effect.

(k) No statement made by PPG in any certificate, report or document furnished by or on behalf of PPG under or in connection with this Agreement or any of the other Loan Documents is false or misleading in any material respect and no such certificate, report or document omits to state a material fact necessary to make the statements contained therein not misleading.

(l) Since December 31, 2011 there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of PPG and its Subsidiaries taken as a whole.

(m) PPG has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by PPG except for any taxes or assessments that PPG is contesting in good faith. The charges, accruals and reserves on the books of PPG in respect of taxes or other governmental charges are, in the opinion of PPG, adequate.

(n) PPG and its Subsidiaries are in compliance in all material respects with all laws and regulations relating to the protection of the environment except where the failure to do so, either singly or in the aggregate, would not have a Material Adverse Effect.

(o) No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(p) Other than Liens permitted pursuant to Section 5.02(c) and Liens which would not result in a Material Adverse Effect, no Lien exists over all or any of the present or future revenues or assets of PPG or any of its Subsidiaries.

(q) Each Borrower (other than PPG) is a Wholly-owned Subsidiary of PPG.

(r) No financial statement contained in any filing by PPG with the United States Securities and Exchange Commission when filed is false or misleading in any material respect or omits to state a material fact necessary to make the statements contained therein not misleading.

(s) Neither the Borrowers, nor, to the knowledge of PPG, any director, officer, agent, employee or Affiliate of any of the Borrowers is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”); and PPG and the other Borrowers will not directly or indirectly use the proceeds of any of the Advances, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC or for the purpose of financing any activity that is prohibited as to United States Persons under United States sanctions administered by OFAC.

As used in this Section 4.01, “material” shall mean material in the context of the financial condition of PPG and its Consolidated Subsidiaries taken as a whole.

ARTICLE V

COVENANTS OF THE BORROWERS

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit shall remain outstanding or any LC Disbursements shall remain unreimbursed, the Borrowers will:

(a) Reports, Financial Statements and Other Information. (i) File or cause to be filed with the United States Securities and Exchange Commission in compliance with the requirements thereof each Current Report on Form 8-K, Quarterly Report on Form 10-Q and Annual Report on Form 10-K required to be filed by PPG and deliver to the Administrative Agent, within 120 days of the end of each fiscal year of PPG, a certificate of the chief financial officer of PPG as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with the ratio of Total Indebtedness of PPG and its Consolidated Subsidiaries to Total Capitalization as provided in Section 5.02(b) hereof, provided that, to the extent that any Lender is required pursuant to applicable law to obtain directly from the Borrowers any financial statements included in any such report filed with the United States Securities and Exchange Commission, the Borrowers shall promptly provide such financial statements upon reasonable request of such Lender through the Administrative Agent; (ii) concurrently with the delivery of financial statements under clause (i) above, a certificate of a financial officer of PPG (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (B) setting forth reasonably detailed calculations demonstrating compliance with Section 5.02(b); (iii) promptly furnish to the Administrative Agent for distribution to the Lenders, subject to reasonable confidentiality requirements if appropriate, such information respecting the financial condition and affairs of PPG as the Administrative Agent or any Lender through the Administrative Agent may reasonably require; and (iv) promptly after the commencement thereof, furnish to the Administrative Agent for distribution to the Lenders, subject to reasonable confidentiality requirements if appropriate, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting PPG or any of its Subsidiaries of the type described in Section 4.01(h), provided that the Borrowers shall have no obligation to furnish the notice referred to in this clause (iv) with respect to such actions or proceedings referred to in Section 4.01(h)(i) which are not reasonably likely to be adversely decided.

(b) Notice of Default. Within five days after any officer of PPG obtains knowledge of any Default or Event of Default, PPG will provide to each Lender a certificate of PPG setting forth the details thereof and the action which PPG is taking or proposes to take with respect thereto.

(c) Maintenance of Properties. Maintain and keep, and shall cause its Subsidiaries to maintain and keep, their respective properties in such repair, working order and condition, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto, as in the judgment of PPG are necessary and in the interests of PPG or such Subsidiary; provided, however, subject to Section 5.02(d), that nothing in this Section 5.01(c) shall prevent PPG (or any

Subsidiary thereof) from selling, abandoning or otherwise disposing of any of its respective businesses from time to time if, in the judgment of PPG or such Subsidiary, such sale, abandonment, disposition or discontinuance is advisable.

(d) Existence; Business and Properties. Do or cause to be done, except in the case of any of its Subsidiaries where the failure to do so would not have a Material Adverse Effect, all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of incorporation, and do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business as its board of directors shall determine in its judgment.

(e) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and environmental laws.

(f) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which PPG or such Subsidiary operates; provided, however, that PPG and its Subsidiaries may self-insure to the extent consistent with prudent business practice as reasonably determined by PPG and such Subsidiary.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit shall remain outstanding or any LC Disbursement shall remain unreimbursed, PPG will not, and will not permit any of its Restricted Subsidiaries (or (i) in the case of clause (b) below, its Consolidated Subsidiaries and (ii) in the case of clauses (f) and (g) below, its Subsidiaries) to:

(a) Sale of Assets, Consolidation, Merger, etc. (i) Sell, transfer or lease all or substantially all of the assets, business or property of (A) PPG or (B) PPG and its Restricted Subsidiaries on a consolidated basis; or (ii) enter into any merger or consolidation, unless PPG or such Restricted Subsidiary shall be the surviving corporation.

(b) Financial Undertaking. Permit the ratio of Total Indebtedness to Total Capitalization to exceed 60% at any time.

(c) Secured Debt. Issue, assume, guarantee, create or incur any Secured Debt without effectively providing that the Advances (together with, if PPG shall so determine, any other Indebtedness of PPG or such Restricted Subsidiary then existing or thereafter created ranking equally with the Advances, including Guarantees of Indebtedness of others) shall be secured equally and ratably with (or prior to) such Secured Debt so long as such Secured Debt shall be so secured, except that this Section 5.02(c) shall not apply to Secured Debt secured by:

(i) mortgages on property of any corporation existing at the time such corporation becomes a Subsidiary;

(ii) mortgages on property existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or to secure any Indebtedness incurred prior to, at the time of or within 90 days after the acquisition of such property for the purpose of financing all or any part of the purchase price thereof;

(iii) mortgages on particular property to secure Indebtedness incurred in financing all or any part of the cost of exploration or development of such property, or to secure all or any part of the cost of improvements to such property which is, in the opinion of the board of directors of PPG, substantially unimproved, or to secure any Indebtedness incurred to provide funds for such purpose;

(iv) mortgages on property in favor of the United States of America or any State thereof, or any other country, or any political subdivision of any of the foregoing, to secure payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages;

(v) mortgages which secure Indebtedness owing to PPG or a Wholly-owned Restricted Subsidiary by a Subsidiary of PPG; and

(vi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (i) to (v), inclusive, or of any Indebtedness secured thereby; provided that such extension, renewal or replacement mortgage shall be limited to all or any part of the same property that secured the mortgage extended, renewed or replaced (plus improvements on such property).

As used in clauses (i) through (vi) above, the terms “mortgage” or “mortgages” shall include pledges, liens, and security interests.

Notwithstanding the foregoing provisions of this Section 5.02(c), PPG and any one or more Restricted Subsidiaries may, without equally and ratably securing the Advances, issue, assume, guarantee, create or incur Secured Debt which would otherwise be subject to the foregoing restrictions if, after giving effect to the Secured Debt to be issued, assumed, guaranteed, created or incurred, the sum of (a) the aggregate amount of all such Secured Debt of PPG and its Restricted Subsidiaries (not including Secured Debt permitted under clauses (i) through (vi) above) and (b) the aggregate value of the Sale and Leaseback Transactions (as defined in Section 5.02(d)) in existence at such time (except Sale and Leaseback Transactions the proceeds of which have been applied in accordance with Section 5.02(d)(i)(B)) does not exceed 5% of the Shareholders’ Interest.

(d) Limitation on Sales and Leasebacks and Transfers of Assets to Unrestricted Subsidiaries.

(i) Enter into any arrangement with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to PPG or such Restricted Subsidiary of any real property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such real property by the lessee will be discontinued) which has been or is to be sold or transferred by PPG or such Restricted Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such real property (herein referred to as a “Sale and Leaseback Transaction”) unless either:

(A) PPG or such Restricted Subsidiary could create Secured Debt secured by a mortgage, in accordance with Section 5.02(c), on the real property to be leased, in an amount equal to the value (as hereinafter defined) of such Sale and Leaseback Transaction, without equally and ratably securing the Advances, or

(B) PPG applies (and in any case PPG covenants that it will apply) within 120 days after the Sale and Leaseback Transaction, regardless of whether such Sale and Leaseback Transaction may have been made by PPG or by a Restricted Subsidiary, an amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such Sale and Leaseback Transaction and (ii) the fair value of the real property so leased at the time of entering into such Sale and Leaseback Transaction (as determined by the board of directors of PPG) to the retirement of Funded Debt of PPG; provided that the amount to be applied to the retirement of Funded Debt of PPG shall be reduced by

(1) the principal amount of any Advances outstanding on the date of the Sale and Leaseback Transaction repaid by PPG within 120 days after such Sale and Leaseback Transaction (provided that PPG gives notice pursuant to Section 2.05 of the termination of an aggregate amount of the Commitment of the Lenders equal to the Advances so repaid), and

(2) the principal amount of Funded Debt, other than Advances, voluntarily retired by PPG within 120 days after such sale;

provided that no repayment or retirement referred to in this clause (B) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

For purposes of this Section 5.02(d) and Section 5.02(c), the term “value” shall mean, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such Sale and Leaseback Transaction and (ii) the fair value of the real property so leased at the time of entering into such Sale and Leaseback Transaction (as determined by the board of directors of PPG), divided first by the number of full years in the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

(ii) Transfer any assets which, in the reasonable opinion of the board of directors of PPG, constitute a major manufacturing or research property, plant or facility of PPG and its Restricted Subsidiaries, taken as a whole, to any Unrestricted Subsidiary.

(e) Margin Stock. Purchase or hold any Margin Stock if more than 25% of the value of its assets (as defined in said Regulation U) is or would be represented by Margin Stock.

(f) Accounting Changes. Make or permit any change in accounting policies or reporting practices, except as required or permitted by United States or applicable foreign generally accepted accounting principles or by the United States Securities and Exchange Commission or the Public Company Accounting Oversight Board or any similar foreign governmental agency or instrumentality.

(g) Change in Nature of Business. Change the primary nature of its business from manufacturing and selling coatings and related products.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) PPG shall default (whether as direct obligor or guarantor) in the payment of principal of any Advance or any reimbursement obligation in respect of any LC Disbursement when due; or (ii) PPG shall default (whether as direct obligor or guarantor) in the payment of any interest, fee or any other amount payable under this Agreement or under any other Loan Document and such default shall have continued for a period of five (5) Business Days thereafter;

(b) PPG shall default (whether as direct obligor or guarantor) (i) in any payment of principal of or interest on any other obligation for borrowed money in excess of $50,000,000 in unpaid principal amount beyond any period of grace provided with respect thereto, or (ii) in the performance of any other agreement, term or condition contained in any agreement under which any such other obligation for borrowed money in excess of $50,000,000 is created and shall not have cured such default within any period of grace provided by such agreement, if the effect of such default is to cause, or permit the holder or holders of such obligation (or a trustee or agent on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity;

(c) Any representation or warranty made herein or pursuant hereto by PPG, or any certificate furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished;

(d) PPG shall default in the performance of any covenant contained in Section 5.01(b) or Section 5.02 hereof;

(e) PPG or any other Borrower shall default in the performance of any other covenant, term, condition or provision of this Agreement or any other Loan Document and such default shall not be remedied for a period of thirty (30) days after written notice thereof to PPG from the Administrative Agent at the request of any Lender or Issuing Lender;

(f) A final judgment or order for the payment of money in excess of $50,000,000 shall be rendered by a court of record against PPG and such judgment or order shall not be appealable and shall continue unsatisfied and unstayed for a period of thirty (30) days;

(g) Any of the following shall have occurred: (i) any person or group of persons shall have acquired beneficial ownership of a majority in interest of the outstanding Voting Stock of PPG (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder) unless such acquisition of beneficial ownership is approved by a majority of the Incumbent Board (as such term is defined in clause (ii) of this paragraph (g)), or (ii) individuals who, as of the date of this Agreement were directors of PPG, together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office (such directors together herein called the “Incumbent Board”), cease to constitute a majority of the board of directors of PPG or (iii) PPG shall cease to own, directly or indirectly, 100% of the Voting Stock of any other Borrower;

(h) A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding;

(i) PPG shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of PPG or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or

(j) PPG shall fail to meet its minimum funding requirements under ERISA with respect to any Plan or if any Plan shall be terminated by act of the PBGC or a trustee shall be appointed for any Plan, except when such failure is of an amount which is not material to the financial condition of PPG or such termination or appointment would not result in the imposition on PPG of material liability, or when such failure is the result of contesting such minimum funding requirements in good faith and PPG has established on its books any reserve which is required by GAAP with respect thereto;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances (other than a Swing Line Advance made by a Lender pursuant to Section 2.02(b)) to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

ARTICLE VII

GUARANTY

SECTION 7.01. Guaranty. PPG hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Borrower now or hereafter existing under or in respect of this Agreement and each of the other Loan Documents to which such Borrower is a party (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any Lender in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, PPG’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Borrower to the Administrative Agent or any Lender or Issuing Lender under or in respect of this Agreement and each of the other Loan Documents to which such other Borrower is a party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Borrower. The obligations of PPG under this Section 7.01 constitute a guaranty of payments and not of collection.

SECTION 7.02. Guaranty Absolute. PPG guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the applicable Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender or Issuing Lender with respect thereto. The obligations of PPG under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and the applicable Loan Documents, and a separate action or actions may be brought and prosecuted against PPG to enforce this Guaranty, irrespective of whether any action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions. The liability of PPG under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and PPG hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement, any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement or any of the other Loan Documents, or any other amendment or waiver of or any consent to departure from this Agreement or any of the other Loan Documents, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this

Agreement or any of the other Loan Documents or any other assets of any Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;

(f) any failure of the Administrative Agent or any Lender or Issuing Lender to disclose to any Borrower any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower now or hereafter known to the Administrative Agent or such Lender or Issuing Lender (PPG waiving any duty on the part of the Administrative Agent, the Lenders and the Issuing Lenders to disclose such information);

(g) the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations;

(h) the enactment of any exchange controls in the jurisdiction of any Designated Subsidiary or any Governmental Authority thereof, or the occurrence of any adverse political or economic development in the jurisdiction of any Designated Subsidiary; or

(i) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender or Issuing Lender that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender or Issuing Lender or any other Person upon the insolvency, bankruptcy or reorganization of any other Borrower or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments. (a) PPG hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender or any Issuing Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.

(b) PPG hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) PPG hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender or any Issuing Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of PPG or other rights of PPG to proceed against any of the other Borrowers, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of PPG hereunder.

(d) PPG hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender or any Issuing Lender to disclose to PPG any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower or any of its Subsidiaries now or hereafter known by the Administrative Agent or such Lender or such Issuing Lender.

(e) PPG hereby unconditionally and irrevocably waives any defense arising by reason of any law, regulation, decree or order of any jurisdiction, or any other event, affecting any of the Guaranteed Obligations or any Credit Party’s rights with respect thereto, including (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a non-Dollar currency for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such jurisdiction or any Governmental Authority that directly or indirectly deprives any Borrower of any assets or their use or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement).

(f) PPG acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. PPG hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of PPG’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender or any Issuing Lender against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to PPG in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, shall be segregated from other property and funds of PPG and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) PPG shall make payment to the Administrative Agent or any Lender or any Issuing Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Administrative Agent, the Issuing Lenders and the Lenders will, at PPG’s request and expense, execute and deliver to PPG appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to PPG of an interest in the Guaranteed Obligations resulting from such payment made by PPG pursuant to this Guaranty.

SECTION 7.05. Subordination. PPG hereby subordinates any and all debts, liabilities and other obligations owed to PPG by each other Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:

(a) Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), PPG may receive regularly scheduled payments from any other Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), however, unless the Required Lenders otherwise agree, PPG shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Borrower, PPG agrees that the Administrative Agent, the Issuing Lenders and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before PPG receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), PPG shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent, the Issuing Lenders and the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of PPG under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of PPG, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require PPG (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 7.06. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon PPG, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent, the Issuing Lenders and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Administrative Agent, any Issuing Lender or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Administrative Agent, such Issuing Lender or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01. Authorization and Action. Each of the Lenders and Issuing Lenders hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and under the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and in the other Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement, the other Loan Documents or applicable law. The Administrative Agent agrees to give to each Lender and Issuing Lender prompt notice of each notice given to it by PPG or any other Borrower pursuant to the terms of this Agreement or the other Loan Documents.

SECTION 8.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the Lender that made any Advance as the holder of the Indebtedness resulting therefrom until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender or Issuing Lender and shall not be responsible to any Lender or Issuing Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any of the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of any Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender or Issuing Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. JPMCB and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, JPMCB shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include JPMCB in its individual capacity. JPMCB and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, PPG, any of its Subsidiaries and any Person who may do business with or own securities of PPG or any such Subsidiary, all as if JPMCB were not the Administrative Agent and without any duty to account therefor to the Lenders. The Administrative Agent shall have no duty to disclose information obtained or received by it or any of its affiliates relating to PPG or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Administrative Agent.

SECTION 8.04. Lender Credit Decision. Each of the Lenders and Issuing Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Lender and based on the financial statements referred to in Section 4.01(c) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and Issuing Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Revolving Credit Advances then owed to each of them (or if no Revolving Credit Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s fraudulent acts or omissions, gross negligence or willful misconduct, and provided, further, that the obligations of each Lender that shall cease to be a party to this Agreement in accordance with Section 9.07 shall terminate on the date of the applicable assignment except to the extent any claim hereunder relates to an event arising prior to such assignment. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

SECTION 8.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Issuing Lenders and the Borrowers and may be removed at any time with or without cause by the Required Lenders by giving written notice thereof to the Administrative Agent and the Borrowers. Upon any such resignation or removal, the

Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the existing Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and, if the Person then serving as Administrative Agent is a Defaulting Lender, unless and until a successor Administrative Agent shall have been so appointed and accepted such appointment, such resignation shall nevertheless be effective and, until a successor Administrative Agent is appointed by the Required Lenders, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 8.07. Other Agents. Each of the Lenders and Issuing Lenders hereby acknowledges that neither the co-syndication agents nor any of the co-lead arrangers and co-bookrunners has any liability hereunder other than in its capacity as a Lender.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (except as otherwise provided in Section 2.05(c)), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby in addition to the Required Lenders, do any of the following: (a) increase the Commitments of the Lenders, (b) reduce the principal of, or interest on, the Revolving Credit Advances or LC Disbursements or any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or LC Disbursements or any fees or other amounts payable hereunder, (d) extend the termination date of any Commitment, or (e) change the Pro Rata Share of any Lender; (ii) no amendment, waiver or consent shall, unless in writing and signed by each Lender, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) change the definition of “Required Lenders” or change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (c) reduce or limit the obligations of PPG under Section 7.01 or release PPG or otherwise limit PPG’s liability with respect to the obligations owing to the Administrative Agent and the Lenders, (d) amend this Section 9.01 or (e) amend or modify any provision of any Loan Document having the effect of modifying the pro rata treatment of the Lenders thereunder; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Line

Bank under this Agreement; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, each Issuing Lender and the Swing Line Bank in addition to the Lenders required above to take such action, amend Section 2.19; and (v) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note. It is acknowledged and agreed that the exercise by PPG of its rights under Section 2.05(b) shall not be deemed to require any amendment, waiver or consent under this Section 9.01.

SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, (i) if to any Borrower, at the address of PPG at One PPG Place, Pittsburgh, Pennsylvania 15272, telecopy number 412-434-4416, Attention: Treasurer, with a copy to PPG at One PPG Place, Pittsburgh, Pennsylvania 15272, telecopy number 412-434-2490, Attention: Senior Vice President and General Counsel; (ii) if to any Lender, at its at its address (or telecopy number) set forth in its Administrative Questionnaire; (iii) if to any Issuing Lender, at its address (or telecopy number) set forth in its Administrative Questionnaire; and (iv) if to the Administrative Agent or to the Swing Line Bank, at its address at 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, Delaware 19713-2107, telecopy number 302-634-4712, Attention: Lindsay Proud and, if such notice or other communication relates to borrowings of, or payments or prepayments of, or the duration of Interest Periods for, Advances in Euros, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP United Kingdom, Attention: The Manager, Loan & Agency Services, telecopy number 44 207 777 2360, in each case with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, telecopy number 212-270-5100, Attention: Peter Predun; or, as to the Borrowers or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Administrative Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or PPG may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Notwithstanding anything to the contrary contained in this Agreement or any Note, (i) any notice to the Borrowers or to any one of them required under this Agreement or any such Note that is delivered to PPG shall constitute effective notice to the Borrowers or to any such Borrower, including PPG and (ii) any Notice of Borrowing or any notice of Conversion delivered pursuant to the terms of this Agreement may be delivered by any Borrower or by PPG, on behalf of any other Borrower. Each Borrower (other than PPG) hereby irrevocably appoints PPG as its authorized agent to receive and deliver notices in accordance with this Section 9.02, and hereby irrevocably agrees that (A) in the case of clause (i) of the immediately preceding sentence, the failure of PPG to give any notice referred to therein to any such Borrower to which such notice applies shall not impair or affect the validity of such notice with respect thereto and (B) in the case of clause (ii) of the immediately preceding sentence, the delivery of any such notice by PPG, on behalf of any other Borrower, shall be binding on such other Borrower to the same extent as if such notice had been executed and delivered directly by such Borrower.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Borrower, any Lender, any Issuing Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) PPG agrees to pay all reasonable and customary out-of-pocket costs and expenses of the Administrative Agent (within 10 days of receipt of a written itemized statement, together with supporting documentation, identifying in reasonable detail the amounts of such costs and expenses) incurred in connection with the preparation, execution and delivery of this Agreement, the other Loan Documents and the other documents to be delivered hereunder or thereunder, including, without limitation, all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto. PPG further agrees to pay all costs and expenses, if any, of the Administrative Agent, the Issuing Lenders and the Lenders incurred in connection with the enforcement of this Agreement, any of the other Loan Documents and the other documents to be delivered hereunder or thereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent, each Issuing Lender and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b) The Borrowers agree to indemnify and hold harmless the Administrative Agent, each Issuing Lender and each Lender and each of their respective Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, any of the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances or the LC Disbursements or (ii) the actual or alleged presence of hazardous materials on any property of PPG or any of its Subsidiaries or any environmental action relating in any way to PPG or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s fraudulent acts or omissions, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, equity holders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, any of the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances or the LC Disbursements. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damage is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s fraudulent acts or omissions, gross negligence or willful misconduct.

(c) If (x) any payment or prepayment of principal of, or Conversion of, any Eurocurrency Rate Advance, LIBO Rate Advance or EURIBOR Advance is made by any Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment, prepayment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or (ii) as a result of a payment, prepayment or Conversion pursuant to Section 2.08, 2.10 or 2.12, (y) any assignment of any Eurocurrency Rate Advance, LIBO Rate Advance or EURIBOR Advance of any Borrower is made by any Lender other than on the last day of as a result of a demand by PPG pursuant to Section 9.07(a) or (z) any Borrower fails for any reason (including without limitation because applicable conditions precedent have not been satisfied) to borrow any Eurocurrency Rate Advance, LIBO Rate Advance or EURIBOR Advance, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, prepayment, Conversion, assignment or failure to borrow, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. If the amount of Euro purchased by any Lender in the case of a Conversion or exchange of Advances in the case of Section 2.08 or 2.12 exceeds the sum required to satisfy such Lender’s liability in respect of such Advances, such Lender agrees to remit to PPG such excess. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 9.04(c) delivered to such Borrower shall be conclusive absent demonstrable error.

(d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) either (x) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01 or (y) the automatic acceleration of the Advances pursuant to Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01, 2.03 and 2.18, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by PPG and the Administrative Agent and when the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the

Administrative Agent and each Lender and their respective successors and assigns, except that no Borrower (including PPG as guarantor under Article VII) shall have the right to assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Issuing Lenders, the Administrative Agent and the Lenders, provided that any Borrower other than PPG may assign its rights or obligations to PPG or any other Borrower without such prior written consent.

SECTION 9.07. Assignments and Participations. (a) Each Lender may and, if demanded by PPG will (following (x) a demand by such Lender pursuant to Section 2.11 or 2.14 or (y) a failure by such Lender to sign, within three Business Days after the date originally scheduled for delivery of such signature if the Required Lenders have delivered such signature on or prior to such scheduled date, any proposed amendment, waiver or consent to this Agreement or the Revolving Credit Notes requiring, pursuant to Section 9.01, the signature of all Lenders), upon at least five Business Days’ notice to such Lender and the Administrative Agent, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and the Revolving Credit Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances, Competitive Bid Advances owing to it and Competitive Bid Notes), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was an Affiliate of a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 unless otherwise agreed by the Administrative Agent and, so long as no Default has occurred and is continuing, PPG, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by PPG pursuant to this Section 9.07(a) shall (x) be an assignment of all of such Lender’s rights and obligations under this Agreement (including, without limitation, all of such Lender’s Commitment, the Revolving Credit Advances owing to it and the Revolving Credit Note or Notes held by it) and (y) be arranged by PPG after receipt of the written consent of the Administrative Agent (and if a Commitment is being assigned, each Issuing Lender and the Swing Line Bank), which consent shall not be unreasonably withheld, and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by PPG pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender (other than Competitive Bid Advances), together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Revolving Credit Note subject to such assignment, (unless the assignee is already a Lender hereunder) an Administrative Questionnaire for the assignee and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by PPG, such recordation fee shall be payable by PPG except that no such recordation fee shall be payable in the case of an assignment made at the request of PPG to an Eligible Assignee that is an existing Lender, and (vii) any Lender may, without the approval of PPG, assign all or a portion of its rights to any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (other than its obligations under Section 8.05 to the extent any claim thereunder relates to an event arising prior to such assignment) (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(d) The Administrative Agent, acting solely for this purpose as an agent of PPG, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances and LC Disbursements owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, any Issuing Lender or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other entities (other than PPG or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement and the other Loan Documents, (iv) the Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any of the other Loan Documents, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or thereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to PPG furnished to such Lender by or on behalf of PPG; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to PPG received by it from such Lender.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or to any other central bank; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), upon the identification as such in writing from time to time by such Granting Lender to the Administrative Agent and PPG and upon the prior written consent of PPG in its sole and absolute discretion, the option to provide to any Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent and as if such Advance were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with such Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.07, any SPC may (i) with notice to, but without the prior written consent of, PPG and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to the Granting Lender or to any financial institutions (consented to by PPG and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.07(h) may not be amended without the written consent of the SPC.

SECTION 9.08. Confidentiality. None of the Administrative Agent, any Issuing Lender or any Lender shall disclose any Confidential Information to any other Person without the consent of PPG, other than (a) to the Administrative Agent’s, such Issuing Lender’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors; (b) as contemplated by Section 9.07(f), to actual or prospective assignees and participants, or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrowers and their obligations (provided, such assignees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.08 or other provisions at least as restrictive as this Section 9.08) in each case only on a confidential need-to-know basis; (c) as required by any law, rule or regulation or judicial process; (d) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or financial institutions (including any self-regulatory authority); (e) to any other party hereto; (f) in connection with any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder; (g) with the consent of PPG; (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 9.08, (ii) is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by a Borrower or any of its Subsidiaries or (iii) becomes available to the Administrative Agent, any Issuing Lender, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than a Borrower; and (i) on a confidential basis to (x) any rating agency in connection with rating a Borrower or its Subsidiaries or the Advances or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Advances.

SECTION 9.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at its principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Euro into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Euro with Dollars at its principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c) The obligation of the Borrowers in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to such Borrower such excess.

SECTION 9.12. Jurisdiction, Etc. (a) (i) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, City of New York, and any appellate court from any thereof, in any action or proceeding to which PPG or any other Borrower organized under the laws of the United States or any State thereof is a party and (ii) each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, City of New York, and any appellate court from any thereof, in any action or proceeding to which any Borrower not organized under the laws of the United States or any State thereof is a party, in each of the cases referred to in the preceding clauses (i) and (ii) in any case arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrowers hereby consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 9.02. Each Designated Subsidiary hereby further agrees that service of process in any such action or proceeding brought in any such New York state court or in any such federal court may be made upon PPG at its address referred to in Section 9.02, and each Designated Subsidiary hereby irrevocably appoints PPG as its authorized agent to accept such service of process, and hereby irrevocably agrees that the failure of PPG to give any notice of any such service to such Designated Subsidiary shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.13. Substitution of Currency. If a change with respect to Euro occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multinational authority, this Agreement (including, without limitation, the definition of Eurocurrency Rate) will be amended to the extent determined by the Administrative Agent (acting reasonably and in consultation with PPG) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change with respect to Euro had occurred.

SECTION 9.14. Designated Subsidiaries. (a) Designation. PPG may at any time and from time to time, and, if after the Effective Date, upon not less than 15 Business Days’ prior notice, by delivery to the Administrative Agent and each Lender of a Designation Letter, duly executed by PPG and a Wholly-owned Restricted Subsidiary and in substantially the form of Exhibit D hereto, designate such Subsidiary as a “Designated Subsidiary” for all purposes of this Agreement, and, upon fulfillment of the applicable conditions set forth in Article III and after such Designation Letter is accepted by the Administrative Agent, such Subsidiary shall thereupon become a Designated Subsidiary for all purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Administrative Agent shall promptly notify each Lender of each such designation by PPG and the identity of each such Designated Subsidiary. Following the giving of any notice pursuant to this Section 9.14(a), if the designation of such Designated Subsidiary obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, PPG shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

If PPG shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, at its option, with notice to the Administrative Agent and PPG, make any Advance available to such Designated Subsidiary by causing any foreign or domestic branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of such Designated Subsidiary to repay such Advance in accordance with the terms of this Agreement.

As soon as practicable after receiving notice from PPG or the Administrative Agent of PPG’s intent to designate a Subsidiary as a Designated Subsidiary and in any event at least 10 Business Days prior to the delivery of an executed Designation Letter to the Administrative Agent pursuant to this Section 9.14(a), for a Designated Subsidiary (other than a Pre-Approved Designated Subsidiary) that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify PPG and the Administrative Agent in writing. With respect to each Protesting Lender, PPG shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (i) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or PPG or the relevant Designated Subsidiary (in the case of all other amounts), or (ii) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.

(b) Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations of any Designated Subsidiary under this Agreement and the other Loan Documents to which it is a party, then, so long as at such time such Designated Subsidiary has not submitted a Notice of Revolving Credit Borrowing, a Notice of Swing Line Borrowing or a notice of issuance, amendment, extension or renewal of a Letter of Credit, such Designated Subsidiary’s status as a Borrower and as a Designated Subsidiary shall terminate upon notice to such effect from the Administrative Agent to the Issuing Lenders and the Lenders (which notice the Administrative Agent shall promptly deliver to the Issuing Lenders and the Lenders following its receipt of such a request from PPG). Thereafter, the Issuing Lenders and the Lenders shall be under no further obligation to make any Advances or other extensions of credit to such Designated Subsidiary.

SECTION 9.15. Waiver of Jury Trial. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT, THE ISSUING LENDERS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, ANY ISSUING LENDER OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 9.16. USA PATRIOT ACT. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title iii of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with said Act.

SECTION 9.17. No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of each of the Borrowers, their stockholders and/or their Affiliates. Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Borrower, its stockholders or its Affiliates, on the other. Each of the Borrowers acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and each Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower, its stockholders or its Affiliates on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other Person. Each Borrower acknowledges and agrees that such Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PPG INDUSTRIES, INC.

By	/s/ Aziz S. Giga
Name: Aziz S. Giga
Title: Vice President and Treasurer

U.S. Federal Tax Identification No. for PPG:
25-0730780

Address for PPG:
One PPG Place
Pittsburgh, Pennsylvania 15272

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By	/s/ Peter Predun
Name: Peter Predun
Title: Executive Director

Credit Agreement

LENDERS
Commitment

$84,000,000	JPMORGAN CHASE BANK, N.A.,
individually and as an Issuing Lender

	By	/s/ Peter Predun
Name: Peter Predun
Title: Executive Director

$84,000,000	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
individually and as an Issuing Lender

	By	/s/ Alan Reiter
Name: Alan Reiter
Title: Vice President

$84,000,000	BNP PARIBAS,
individually and as an Issuing Lender

	By	/s/ Michael Kowalczuk
Name: Michael Kowalczuk
Title: Director

	By	/s/ James Goodall
Name: James Goodall
Title: Managing Director

$84,000,000	CITIBANK, N.A.,
individually and as an Issuing Lender

	By	/s/ Shannon Sweeney
Name: Shannon Sweeney
Title: Vice President

Credit Agreement

$84,000,000	PNC BANK, NATIONAL ASSOCIATION,
individually and as an Issuing Lender

	By	/s/ Tracy J. DeCock
Name: Tracy J. DeCock
Title: Senior Vice President

$60,000,000	THE BANK OF NEW YORK MELLON

	By	/s/ William M. Feathers
Name: William M. Feathers
Title: Vice President

$60,000,000	DEUTSCHE BANK AG NEW YORK BRANCH

	By	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

	By	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

$60,000,000	GOLDMAN SACHS BANK USA

	By	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

$60,000,000	HSBC BANK USA, NATIONAL ASSOCIATION

	By	/s/ David A. Mandell
Name: David A. Mandell
Title: Managing Director

Credit Agreement

$60,000,000	INTESA SANPAOLO S.P.A., NEW YORK BRANCH

	By	/s/ Manuela Insana
Name: Manuela Insana
Title: Vice President

	By	/s/ Sergio Maggioni
Name: Sergio Maggioni
Title: FVP & Head of Business

$60,000,000	THE ROYAL BANK OF SCOTLAND PLC

	By	/s/ Brett Thompson
Name: Brett Thompson
Title: Director

$60,000,000	SOCIÉTÉ GÉNÉRALE

	By	/s/ Joe Moreno
Name: Joe Moreno
Title: Managing Director

$60,000,000	SUMITOMO MITSUI BANKING CORPORATION

	By	/s/ Shuji Yabe
Name: Shuji Yabe
Title: Managing Director

$60,000,000	TD BANK, N.A.

	By	/s/ M. Bernadette Collins
Name: M. Bernadette Collins
Title: Senior Vice President

Credit Agreement

$60,000,000	WELLS FARGO BANK, N.A.

	By	/s/ James Travagline
Name: James Travagline
Title: Director

$45,000,000	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

	By	/s/ Karl Studer
Name: Karl Studer
Title: Director

	By	/s/ Stephan Brechtbuehl
Name: Stephan Brechtbuehl
Title: Assistant Vice President

$45,000,000	INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED NEW YORK BRANCH

	By	/s/ Mingqiang Bi
Name: Mingqiang Bi
Title: General Manager

$45,000,000	MORGAN STANLEY BANK, N.A.

	By	/s/ Kelly Chin
Name: Kelly Chin
Title: Authorized Signatory

$45,000,000	SOVEREIGN BANK, N.A.

	By	/s/ William Maag
Name: William Maag
Title: Senior Vice President

Total Commitments $1,200,000,000

Credit Agreement

SCHEDULE I

LIST OF PRE-APPROVED DESIGNATED SUBSIDIARIES

NAME	JURISDICTION OF ORGANIZATION
PPG Industries Securities, Inc.	Delaware
PPG Industries Securities, Inc. (Dublin)	Delaware
PPG Finance B.V.	Netherlands
PPG Luxembourg Finance SaRL (USA)	Luxembourg

EXHIBIT A-1 - FORM OF

REVOLVING CREDIT

PROMISSORY NOTE

U.S.$	Dated: , 201

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a                      corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office on the later of the Termination Date and the date designated pursuant to Section 2.06 of the Credit Agreement (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Five Year Credit Agreement dated as of September 12, 2012 among PPG Industries, Inc., the Borrower, certain other borrowers parties thereto, the Lender and certain other lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lender and such other lenders, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, Citigroup Global Markets Inc. and PNC Bank, National Association, as co-syndication agents, and J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas Securities Corp., Citigroup Global Markets Inc. and PNC Capital Markets LLC, as co-lead arrangers and co-bookrunners (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance and each Swing Line Advance from the date of such Revolving Credit Advance or such Swing Line Advance, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest (i) in respect of each Revolving Credit Advance in Dollars are payable in lawful money of the United States of America to the Administrative Agent at its account maintained at 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, Delaware 19713-2107, Attention: Lindsay Proud, in same day funds and (ii) in respect of each Revolving Credit Advance in Euro and in respect of each Swing Line Advance are payable in such currency at the applicable Payment Office in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances and Swing Line Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance and Swing Line Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Dollar Equivalent of Revolving Credit Advances denominated in Euro and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

[NAME OF BORROWER]

By
Name:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT A-2 - FORM OF

COMPETITIVE BID

PROMISSORY NOTE

U.S.$	Dated: , 201

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a                      corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office (as defined in the Five Year Credit Agreement dated as of September 12, 2012 among PPG Industries, Inc., the Borrower and certain other borrowers parties thereto, the Lender and certain other lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lender and such other lenders, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, Citigroup Global Markets Inc. and PNC Bank, National Association, as co-syndication agents, and J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas Securities Corp., Citigroup Global Markets Inc. and PNC Capital Markets LLC, as co-lead arrangers and co-bookrunners (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined)), on             , 201[    ], the principal amount of $            .

The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

Interest Rate:     % per annum (calculated on the basis of a year of      days for the actual number of days elapsed).

Both principal and interest are payable in lawful money of                      to JPMCB, as Administrative Agent, for the account of the Lender at the office of the Administrative Agent at 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, Delaware 19713-2107, Attention: Lindsay Proud, in same day funds.

This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[NAME OF BORROWER]

By
Name:
Title:

EXHIBIT B-1 - FORM OF NOTICE OF

REVOLVING CREDIT BORROWING

JPMorgan Chase Bank, N.A., as

Administrative Agent for the Lenders

parties to the Credit Agreement referred

to below

270 Park Avenue

New York, NY 10017

[Date]

Attention: [                    ]

Ladies and Gentlemen:

The undersigned, [Name of Borrower], refers to the Five Year Credit Agreement, dated as of September 12, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among PPG Industries, Inc., the undersigned and certain other borrowers parties thereto, certain Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for said Lenders, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, Citigroup Global Markets Inc. and PNC Bank, National Association, as co-syndication agents, and J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas Securities Corp., Citigroup Global Markets Inc. and PNC Capital Markets LLC, as co-lead arrangers and co-bookrunners, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Revolving Credit Borrowing is                     , 201    .

(ii) The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

(iii) The aggregate amount of the Proposed Revolving Credit Borrowing is $            ][for a Revolving Credit Borrowing in Euro, list currency and amount of Revolving Credit Borrowing].

[(iv) The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Revolving Credit Borrowing is      month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations and warranties set forth in subsection (h)(i) thereof and in subsection (l) thereof) and, if the undersigned is a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Letter (other than the representations and warranties set forth in paragraph 6(i) of such Designation Letter) are correct, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

[NAME OF BORROWER]

By
Name:
Title:

EXHIBIT B-2 - FORM OF NOTICE OF

COMPETITIVE BID BORROWING

JPMorgan Chase Bank, N.A., as

Administrative Agent for the Lenders

parties to the Credit Agreement referred

to below

270 Park Avenue

New York, NY 10017

[Date]

Attention: [                    ]

Ladies and Gentlemen:

The undersigned, [Name of Borrower], refers to the Five Year Credit Agreement, dated as of September 12, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among PPG Industries, Inc., the undersigned and certain other borrowers parties thereto, certain Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for said Lenders, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, Citigroup Global Markets Inc. and PNC Bank, National Association, as co-syndication agents, and J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas Securities Corp., Citigroup Global Markets Inc. and PNC Capital Markets LLC, as co-lead arrangers and co-bookrunners, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the “Proposed Competitive Bid Borrowing”) is requested to be made:

(A)	Date of Competitive Bid Borrowing
(B)	Amount and Currency of Competitive Bid Borrowing
(C)	[Maturity Date] [Interest Period]
(D)	Interest Rate Basis
(E)	Day Count Convention
(F)	Interest Payment Date(s)
(G)
(H)
(I)

The undersigned hereby certifies that the following statements are true on the date hereof:

(a) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations and warranties set forth in subsection (h)(i) thereof and in subsection (l) thereof) and, if the undersigned is a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Letter (other than the representations and warranties set forth in paragraph 6(i) of such Designation Letter) are correct, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(b) no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

The undersigned hereby confirms that the Proposed Competitive Bid Borrowing is to be made available to it in accordance with Section 2.03(a)(v) of the Credit Agreement.

Very truly yours,

[NAME OF BORROWER]

By
Name:
Title:

EXHIBIT B-3 - FORM OF

DESIGNATION OF EXISTING

LETTERS OF CREDIT

FORM OF DESIGNATION OF

EXISTING LETTERS OF CREDIT

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops Building 2, 3rd Floor

Newark, Delaware 19713-2107

Attention: Lindsay Proud

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, New York 10017

Attn: Peter Predun

[            ], 2012

Reference is made to that Three Year Credit Agreement dated as of August 2, 2010 (as amended, supplemented or otherwise modified from time to time, the “Three Year Credit Agreement”), among PPG Industries, Inc. (the “Company”); the several banks and financial institutions from time to time as parties thereto; JPMorgan Chase Bank, as administrative agent; The Bank of Tokyo-Mitsubishi UFJ, Ltd. and BNP Paribas, as co-syndication agents; and J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and BNP Paribas Securities Corp., as co-lead arrangers and co-bookrunners.

The Three Year Credit Agreement is being replaced by that certain Five Year Credit Agreement dated as of September 12, 2012 (as amended, restated, modified and supplemented and in effect from time to time, the “Credit Agreement”), among the Company; the several banks and financial institutions from time to time as parties thereto; JPMorgan, as administrative agent; The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, Citigroup Global Markets Inc. and PNC Bank, National Association, as co-syndication agents; and J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas Securities Corp., Citigroup Global Markets Inc. and PNC Capital Markets LLC, as co-lead arrangers and co-bookrunners.

Capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined therein.

The undersigned hereby advises you, pursuant to Section 2.18(l) of the Credit Agreement, that as of the Effective Date the letters of credit set forth in Schedule 1 attached hereto shall be deemed Letters of Credit under the Credit Agreement.

Very truly yours,

PPG Industries, Inc.

By:

Name:
Title:

Schedule 1

EXHIBIT C - FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Five Year Credit Agreement dated as of September 12, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PPG Industries, Inc., a Pennsylvania corporation (“PPG”), each Subsidiary of PPG who becomes a borrower thereunder pursuant to Section 9.14 thereof (each, a “Borrower” and, collectively with PPG, the “Borrowers”), the Lenders (as defined in the Credit Agreement), JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, Citigroup Global Markets Inc. and PNC Bank, National Association, as co-syndication agents, and J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas Securities Corp., Citigroup Global Markets Inc. and PNC Capital Markets LLC, as co-lead arrangers and co-bookrunners. Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances and Competitive Bid Notes) equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement (other than in respect of Competitive Bid Advances and Competitive Bid Notes). After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Revolving Credit Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Revolving Credit Note[, if any,] held by the Assignor [and requests that the Administrative Agent exchange such Revolving Credit Note for a new Revolving Credit Note payable to the order of [the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Revolving Credit Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement[, respectively,] as specified on Schedule 1 hereto].

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this

Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Revolving Credit Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Credit Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1

to

Assignment and Acceptance

Percentage interest assigned:		%

Assignee’s Commitment:	$

Aggregate outstanding principal amount of Revolving Credit Advances assigned:	$

Principal amount of Revolving Credit Note payable to Assignee:	$

Principal amount of Revolving Credit Note payable to Assignor:	$

Effective Date*: , 201

[NAME OF ASSIGNOR], as Assignor

By
Name:
Title:

Dated: , 201

[NAME OF ASSIGNEE], as Assignee

By
Name:
Title:

Dated: , 201

Domestic Lending Office:
[Address]

Eurocurrency Lending Office:
[Address]

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.

Accepted and Approved this

     day of             , 201

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Name:
Title:

[Approved this day of , 201

PPG INDUSTRIES, INC.

By		]*
Name:
Title:

*	Required if no Event of Default has occurred and is continuing and the Assignee is not an Affiliate of the Assignor.

EXHIBIT D - FORM OF

DESIGNATION LETTER

[Date]

To each of the Lenders and Issuing Lenders party to

the Credit Agreement referred to below, and to

JPMorgan Chase Bank, N.A., as Administrative

Agent and Swing Line Bank

Ladies and Gentlemen:

Reference is made to the Five Year Credit Agreement, dated as of September 12, 2012 (the “Credit Agreement”), among PPG Industries, Inc. (the “Company”), the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for said Lenders, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, Citigroup Global Markets Inc. and PNC Bank, National Association, as co-syndication agents, and J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas Securities Corp., Citigroup Global Markets Inc. and PNC Capital Markets LLC, as co-lead arrangers and co-bookrunners. Terms defined in the Credit Agreement are used herein as therein defined.

Please be advised that the Company hereby designates the undersigned Wholly-owned Restricted Subsidiary, [            ], a [            ] (the “Designated Subsidiary”), as a “Designated Subsidiary” and a “Borrower” under and for all purposes of the Credit Agreement.

The Designated Subsidiary, in consideration of the agreement of each Lender to extend credit to it from time to time under, and on the terms and conditions set forth in, the Credit Agreement does hereby assume each of the obligations imposed upon a Designated Subsidiary and a Borrower under the Credit Agreement and agrees to be bound by all of the terms and conditions of the Credit Agreement.

In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to the Administrative Agent and each of the Lenders as follows:

1. It is a Person duly organized, validly existing and, to the extent such concept is applicable in the jurisdiction of its organization, in good standing under the laws of [            ], with all requisite authority to own its properties and to carry on the business in which it is engaged; and is duly qualified to transact the business in which it is engaged and is in good standing in those jurisdictions in which the real or personal property owned or leased or the business conducted by it are material to its operations.

2. It has the [corporate] power and authority to execute, deliver and perform this Designation Letter or the Credit Agreement, to make the Borrowings provided for therein, to execute and deliver its Notes and perform its obligations thereunder; and all such action has be duly authorized by all necessary [corporate] proceedings on its part.

3. The execution, delivery and performance by it of this Designation Letter, the Credit Agreement and the Notes issued by it, the consummation of the transactions contemplated hereby and thereby and compliance with the terms and provisions hereof or thereof will not violate or result in a breach (i) of any of the terms, conditions or provisions of its organizational documents; or (ii) any order, writ, injunction or decree of any court or any law or regulation of the jurisdiction of its organization or in any jurisdiction in which the real or personal property owned or leased or the business conducted by it is material to its operations or any instrumentality of such government; or (iii) any agreement or instrument to which it is a party or by which it is bound, the violation or breach of which would have a Material Adverse Effect or would constitute a default thereunder; or (iv) of any agreement or instrument to which it is a party or by which it is bound which would result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its property, which lien, charge or encumbrance would have a Material Adverse Effect.

4. This Designation Letter has been, and each of the Notes issued by it when delivered under the Credit Agreement will have been, duly executed and delivered by it. Each of this Designation Letter and the Credit Agreement is, and each of the Notes issued by it when delivered under the Credit Agreement will be, its legal, valid and binding obligation, enforceable against it in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights.

5. No authorization, consent, approval, license or other action by, and no registration or filing with, any governmental agency or instrumentality is necessary in connection with the execution and performance by it of this Designation Letter, the Credit Agreement or any of the Notes issued by it, or for the consummation of the transactions contemplated hereby and thereby, or the performance of or compliance with the terms and conditions hereof and thereof, except for such authorizations, consents, approvals, licenses or other actions by, and such registrations or filings with, such government agencies or instrumentalities as have been or will be timely made or obtained.

6. There is no threatened or, to its knowledge, pending proceeding by or before any court, governmental agency or instrumentality or arbitrator against or affecting it which (i) except for the Disclosed Matters, if adversely decided would have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Designation Letter, the Credit Agreement or any of the Notes issued by it, or the consummation of the transactions contemplated hereby and thereby.

7. It is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no proceeds of any Advance to it will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

The Designated Subsidiary hereby irrevocably appoints the Company as its authorized agent to receive and deliver notices in accordance with Section 9.02(c) of the Credit Agreement, and hereby irrevocably agrees that (A) in the case of any notices delivered to the Company, on behalf of the Designated Subsidiary, in accordance with Section 9.02(c) of the Credit Agreement, the failure of the Company to give any notice referred to therein to the Designated Subsidiary shall not impair or affect the validity of such notice with respect thereto and (B) in the case of a Notice of Revolving Credit Borrowing, Notice of Swing Line Borrowing, Notice of Competitive Bid Borrowing or notice of Conversion delivered pursuant to Section 2.09 of the Credit Agreement by the Company, on behalf of the Designated Subsidiary, in accordance with Section 9.02(c) of the Credit Agreement, the delivery of any such notice by the Company, on behalf of the Designated Subsidiary, shall be binding on the Designated Subsidiary to the same extent as if such notice had been executed and delivered directly by the Designated Subsidiary.

The Designated Subsidiary hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Designation Letter, the Credit Agreement or any of the Notes issued by the Designated Subsidiary or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by applicable law, in such federal court. The Designated Subsidiary hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any Lender or the Administrative Agent by registered or certified mail, postage prepaid, to it at its address specified below its name on the signature page hereto. The Designated Subsidiary hereby further agrees that service of process in any such action or proceeding brought in any such New York State court or in any such federal court may be made upon the Company at the address referred to in Section 9.02 of the Credit Agreement, and the Designated Subsidiary hereby irrevocably appoints the Company as its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service to it shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Designated

Subsidiary agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Nothing in this Designation Letter, the Credit Agreement or any of the Notes issued by the Designated Subsidiary shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by applicable law or to bring any action or proceeding relating to this Designation Letter, the Credit Agreement or any such Note in the courts of any jurisdiction.

The Designated Subsidiary irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Designation Letter, the Credit Agreement or any of the Notes issued by it in any New York state or federal court. The Designated Subsidiary hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

To the extent that the Designated Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Designated Subsidiary hereby irrevocably waives such immunity in respect of its obligations under this Designation Letter, the Credit Agreement or any of the Notes issued by it.

The Designated Subsidiary hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Designation Letter, the Credit Agreement or any of the Notes issued by it or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Very truly yours,

PPG INDUSTRIES, INC.

By
Name:
Title:

[THE DESIGNATED SUBSIDIARY]

By
Name:
Title:

Address:

[ ]

Acknowledged and Agreed to as

of the date first above written:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By

Name:
Title:

EXHIBIT E-1 - FORM OF

OPINION OF COUNSEL

FOR PPG

September 12, 2012

To each of the Lenders party to that

certain Five Year Credit Agreement,

dated as of September 12, 2012, among PPG

Industries, Inc., said Lenders and JPMorgan

Chase Bank, N.A., as Administrative Agent for

said Lenders, and to JPMorgan Chase Bank, N.A.,

as an Issuing Lender and as Administrative Agent

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(h)(iv) of that certain Five Year Credit Agreement, dated as of September 12, 2012 (the “Credit Agreement”), among PPG Industries, Inc. (“PPG”), the Lenders parties thereto, JPMorgan Chase Bank, N.A., as administrative agent; The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, Citigroup Global Markets Inc. and PNC Bank, National Association, as co-syndication agents; and J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas Securities Corp., Citigroup Global Markets Inc., and PNC Capital Markets LLC, as co-lead arrangers and co-bookrunners. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

I have acted as counsel to PPG in connection with the preparation, execution and delivery of the Credit Agreement. In that connection, I have examined, or caused to be examined, the following:

(1) The Credit Agreement signed by each of the parties thereto.

(2) The documents furnished by PPG pursuant to Section 3.01 of the Credit Agreement.

(3) The Restated Articles of Incorporation of PPG and all amendments thereto as in effect as of the date hereof (the “Charter”).

(4) The Amended and Restated Bylaws of PPG as in effect as of the date hereof (the “Bylaws”).

(5) A certificate of the Secretary of the Commonwealth of Pennsylvania, dated September 11, 2012, attesting to the continued corporate existence and good standing of PPG in the Commonwealth of Pennsylvania.

I have also examined the originals, or duplicates or certified or conformed copies, of such other corporate records of PPG, certificates of public officials and of officers and representatives of PPG, and agreements, instruments and other documents, as I have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have relied upon certificates of public officials and of officers and representatives of PPG. In addition, I have examined, and have relied as to matters of fact upon, the representations and warranties made in the Credit Agreement.

In rendering the opinions below, I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by each party thereto other than PPG, the genuineness of all signatures of parties other than PPG, the legal capacity of all natural persons other than officers or representatives of PPG, the authenticity of all documents submitted to me as originals, and the conformity to original documents and authenticity of all documents submitted to me as duplicates or certified or conformed copies.

My opinions expressed below are limited to the laws of the Commonwealth of Pennsylvania and the Federal law of the United States.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set for herein, I am of the opinion that:

1. PPG (a) is a corporation duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania and (b) has duly authorized, executed and delivered the Credit Agreement.

2. The execution, delivery and performance by PPG of the Credit Agreement and the Notes, and the consummation of the transactions contemplated thereby, are within PPG’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the Bylaws, (ii) any law, rule or regulation applicable to PPG (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) to the best of my knowledge, any contractual or legal restriction contained in any document binding upon PPG.

3. No authorization, approval or other action by, and no notice to or filing with, any Federal or Pennsylvania governmental authority or regulatory body or any other third party is required for (a) the due execution and delivery of the Credit Agreement or the Notes, (b) the borrowings by PPG in accordance with the terms of the Credit Agreement or (c) the performance by PPG of its payment obligations under the Credit Agreement.

4. In any action or proceeding arising out of or relating to the Credit Agreement or the Notes in any court of the Commonwealth of Pennsylvania or in any Federal court sitting in the Commonwealth of Pennsylvania, such court would likely recognize and give effect to the provisions of Section 9.09 of the Credit Agreement, wherein the parties thereto agree that the Credit Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. Without limiting the generality of the foregoing, a court of the Commonwealth of Pennsylvania or a Federal court sitting in the Commonwealth of Pennsylvania would likely apply the usury law of the State of New York, and would likely not apply the usury law of the Commonwealth of Pennsylvania, to the Credit Agreement and the Notes. However, if a court of the Commonwealth of Pennsylvania or a Federal court sitting in the Commonwealth of Pennsylvania were to hold that the Credit Agreement and the Notes are governed by, and to be construed in accordance with, the laws of the Commonwealth of Pennsylvania, the Credit Agreement and the Notes would be, under the laws of the Commonwealth of Pennsylvania, legal, valid and binding obligations of PPG enforceable against PPG in accordance with their respective terms.

5. To the best of my knowledge, except for the Disclosed Matters, there are no pending or overtly threatened actions or proceedings against PPG or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby or that are likely to have a Material Adverse Effect.

The opinions set forth above are subject to the following qualifications:

(a) My opinion in paragraph 4 above is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors’ rights generally.

(b) My opinion in paragraph 4 above is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) I express no opinion as to (i) Section 2.15 of the Credit Agreement insofar as it provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise set-off or similar rights with respect to such participation and (ii) the effect of the law of any jurisdiction other than the Commonwealth of Pennsylvania wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Notes may be sought that limits the rates of interest legally chargeable or collectible.

Very truly yours,

Glenn E. Bost II
Senior Vice President and General Counsel

EXHIBIT E-2 - FORM OF

OPINION OF K&L Gates LLP

September 12, 2012

JPMorgan Chase Bank, N.A., as Administrative Agent

270 Park Avenue

New York, New York 10017

The Lenders Listed on Schedule 1 attached Hereto

Re: PPG Industries, Inc.

Ladies and Gentlemen:

We have acted as special New York counsel to PPG Industries, Inc., a Pennsylvania corporation (the “Company”) in connection with the Five Year Credit Agreement dated as of September 12, 2012 (the “Credit Agreement”) among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), the Initial Lenders named therein (the “Lenders”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, Citibank Global Markets Inc. and PNC Bank, National Association, as Co-Syndication Agents, and J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas Securities Corp, Citibank Global Markets Inc. and PNC Bank, National Association, as Co-Lead Arrangers and Co-Bookrunners, and The Bank of New York Mellon, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, HSBC Bank USA, National Association Intesa Sanpaolo S.P.A., New York Branch, The Royal Bank of Scotland PLC, Societe Generale, Sumitomo Mitsui Banking Corporation, TD Bank, N.A. and Wells Fargo Bank, N.A., as Co-Documentation Agents. The Credit Agreement provides for revolving credit loans (the “Transaction” or the “Loans”) from the Lenders to the Company and Designated Subsidiaries from time to time in an aggregate principal amount of up to $1,200,000,000. We are delivering this opinion letter to you at the Company’s request pursuant to Section 3.01(h)(iv) of the Credit Agreement. This opinion letter has been prepared and should be understood in accordance with the Legal Opinion Principles, 53 Bus.Law. 831 (1998), and Guidelines for the Preparation of Closing Opinions, 57 Bus.Law. 875 (2002), of the Committee on Legal Opinions, ABA Section of Business Law.

The following documents are referred to collectively in this opinion letter as the “Transaction Documents”:

1.	Credit Agreement

2.	Revolving Credit Notes dated as of September 12, 2012

Capitalized terms used but not defined in this opinion letter have the meanings given to them in the Credit Agreement.

In connection with rendering the opinions set forth below, we have examined the Transaction Documents and have made such investigation of law as we have deemed appropriate.

For the purposes of this opinion letter we made the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original and that all signatures (including signatures on behalf of the Company) on each such document are genuine. We have also assumed that the Company is a corporation duly incorporated and subsisting under the laws of the Commonwealth of Pennsylvania, that the Company has the corporate power to execute, deliver, and perform its obligations under each of the Transaction Documents, that the Company has taken all action necessary to authorize the execution and delivery of and performance of its obligations under each of the Transaction Documents, and that the Company has duly executed and delivered each of them. We have further

JPMorgan Chase Bank, N.A.

September 12, 2012

assumed the legal capacity of natural persons, and we have assumed that each party to each of the Transaction Documents (including the Company) has the legal capacity and has satisfied all legal requirements necessary to make that Transaction Document enforceable against it, and that each Lender has complied with all state and federal statutes, rules and regulations applicable to it arising out of the Loan or its status as lender with respect to the Transaction. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the law of the State of New York, other than its laws relating to choice of law. Except as expressly set forth in this opinion letter, we are not opining on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, health and safety, and securities laws.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:

1. Each of the Transaction Documents is a valid and binding obligation of the Company enforceable against it in accordance with its terms.

2. The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Documents, the incurring and payment of the indebtedness evidenced by the Credit Agreement, and the payments made pursuant to the Fee Letter, do not violate any applicable statute, rule, or regulation of the State of New York.

3. The execution and delivery by the Company of, and the performance of its payment obligation under, the Transaction Documents, and the incurring and payment of the indebtedness evidenced by the Credit Agreement, the exercise of rights or remedies by the other parties under any Transaction Document, and the payments made pursuant to the Fee Letter, do not require the Company to obtain any approval by or make any filing with any governmental authority under any statute, rule, or regulation of the State of New York.

Our opinion in numbered paragraph 1 above is subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally, and to general principles of equity (whether applied by a court of law or equity).

We express no opinion as to any provision in the Transaction Documents: (i) that purports to release, exculpate or exempt a party from, or require indemnification or contribution of a party for, liability for its own gross negligence or willful misconduct; (ii) that purports to require any party to pay any amounts due to another party without a reasonable accounting of the sums purported to be due; (iii) that purports to require that amendments to any agreement be in writing; and (iv) that purports to restrict access exclusively to any particular courts. We express no opinion with respect to any matter involving financial information or relating to compliance with financial covenants or financial requirements.

We are furnishing this opinion letter to you solely in connection with the Transaction. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent, except that (a) any person who becomes a Lender or successor Administrative Agent pursuant to the Credit Agreement may rely on this opinion letter as if it were addressed to such person subject to all of the assumptions and qualifications applicable to this opinion letter as rendered to you and subject further to the condition and understanding that: (i) this opinion letter speaks only as of the date hereof; (ii) we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any party other than you, or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance must be actual and reasonable under the circumstances existing at the

JPMorgan Chase Bank, N.A.

September 12, 2012

time such person becomes a Lender, including any changes in law, facts or other developments known to or reasonably knowable by such person at such time; and (b) you may deliver a copy of this opinion letter to governmental regulatory agencies having jurisdiction over you to the extent that disclosure of the opinion letter is required by applicable statute, rule, or regulation.

The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

Yours truly,

SCHEDULE 1

LENDERS

JPMorgan Chase Bank, N.A.

PNC Bank, National Association

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

BNP Paribas

Citibank, N.A.

The Bank of New York Mellon

Deutsche Bank AG New York Branch

Goldman Sachs Bank USA

HSBC Bank USA, National Association

Intesa Sanpaolo S.P.A., New York Branch

The Royal Bank of Scotland PLC

Societe Generale

Sumitomo Mitsui Banking Corporation

TD Bank, N.A.

Wells Fargo Bank, N.A.

Credit Suisse AG, Cayman Islands Branch

Industrial and Commercial Bank of China Limited New York Branch

Morgan Stanley Bank, N.A.

Sovereign Bank, N.A.

EXHIBIT E-3 - FORM OF

OPINION OF SPECIAL COUNSEL

FOR A DESIGNATED SUBSIDIARY

[Date]

To each of the Lenders and Issuing Lenders

party to the Credit Agreement referred to

below, and to JPMorgan Chase Bank,

N.A., as Administrative Agent and Swing

Line Bank

[Name of Designated Subsidiary]

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.02(g) of the Five Year Credit Agreement, dated as of September 12, 2012 (the “Credit Agreement”), among PPG Industries, Inc. (the “Company”), the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for said Lenders, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, Citigroup Global Markets Inc. and PNC Bank, National Association, as co-syndication agents, and J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas Securities Corp., Citigroup Global Markets Inc. and PNC Capital Markets LLC, as co-lead arrangers and co-bookrunners. Terms defined in the Credit Agreement are used herein as therein defined.

We have acted as [special] counsel to             (the “Designated Subsidiary”) in connection with the preparation, execution and delivery of the Designation Letter executed by the Designated Subsidiary.

In that connection, we have examined:

(a) The Designation Letter executed by the Designated Subsidiary.

(b) The Credit Agreement.

(c) The documents furnished by the Designated Subsidiary pursuant to Article III of the Credit Agreement.

(d) The [Certificate of Incorporation] [SPECIFY SIMILAR ORGANIZATIONAL DOCUMENTS] of the Designated Subsidiary and all amendments thereto through the date hereof (the “Charter”).

(e) The [bylaws] [SPECIFY SIMILAR CONSTITUENT DOCUMENTS] of the Designated Subsidiary and all amendments thereto through the date hereof (the “Bylaws”).

(f) A certificate of the [Secretary of State][SPECIFY SIMILAR GOVERNMENTAL AUTHORITY, IF APPLICABLE] of                     , (the “Jurisdiction”) dated             , 20     attesting to the continued [corporate] existence and, to the extent such concept applies in the Jurisdiction, good standing of the Designated Subsidiary in such Jurisdiction.

We have also examined the originals, or duplicates or certified or conformed copies of such other corporate records of the Designated Subsidiary, certificates of public officials and of officers and representatives of the Designated Subsidiary, and agreements, instruments and other documents, as we have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have relied upon certificates of public officials and officers and representatives of the Designated Subsidiary.

In rendering the opinions below, we have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by each party thereto other than the Designated Subsidiary, the genuineness of all signatures of parties other than Designated Subsidiary, the legal capacity of all natural persons other than officers or representatives of Designated Subsidiary, the authenticity of all documents submitted to me as originals, and the conformity to original documents and authenticity of all documents submitted to us as duplicates or certified or conformed copies.

Our opinions expressed below are limited to the law of the Jurisdiction.

Based upon and subject to the foregoing , and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. The Designated Subsidiary is [a corporation] duly organized[,] [and] validly existing [and in good standing] under the laws of the Jurisdiction.

2. The execution, delivery and performance by the Designated Subsidiary of its Designation Letter, and the Notes issued by it, its performance of the Credit Agreement, and the consummation of the transactions contemplated thereby, are within the Designated Subsidiary’s [corporate] powers, have been duly authorized by all necessary [corporate] action, and do not contravene the Charter or the Bylaws.

3. The execution, delivery and performance by the Designated Subsidiary of its Designation Letter and of the Credit Agreement and the Notes, and the consummation of the transactions contemplated thereby, do not contravene (i) any law, rule or regulation applicable to the Designated Subsidiary or (ii) to the best of our knowledge any contractual or legal restriction contained in any document binding on the Designated Subsidiary.

4. The Designation Letter and each of the Notes issued by the Designated Subsidiary on the date hereof have been duly executed and delivered by the Designated Subsidiary.

5. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body of the Jurisdiction is required for (a) the due execution and delivery of the Credit Agreement, the Designation Letter or the Notes by the Designated Subsidiary, (b) the borrowings by the Designated Subsidiary in accordance with the terms of the Credit Agreement, or (c) the performance by the Designated Subsidiary of its payment obligations under the Credit Agreement.

6. To the best of our knowledge, there are no pending or overtly threatened actions or proceedings against the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Designation Letter, the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby, or that are likely to have a materially adverse effect upon the financial condition or operations of the Designated Subsidiary or any of its Subsidiaries.

7. Neither the Administrative Agent nor any Lender is required to qualify to do business in the Jurisdiction or to comply with the requirements of any foreign lender statute in order to perform under the Credit Agreement or any of the Notes or to carry out any of the other transactions contemplated thereby or to avail themselves of the rights and remedies provided thereby, nor will the Administrative Agent or any Lender be subject to taxation in the Jurisdiction, in each case solely as the result of the performance of the Credit Agreement or any of the Notes.

8. No stamp, registration or other similar taxes, fees or charges are or will be required to be paid in the Jurisdiction in connection with the execution, delivery, performance or enforcement of the Credit Agreement or any of the Notes.

We express no opinion as to (i) Section 2.15 of the Credit Agreement insofar as it provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise set-off or similar rights with respect to such participation and (ii) the effect of the law of any jurisdiction other than the Jurisdiction wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Notes may be sought that limits the rates of interest legally chargeable or collectible.

Very truly yours,